SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 11-K

☑	ANNUAL REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the year ended December 31, 2005
OR

☐	TRANSITION REPORT PURSUANT TO SECTION 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the transition period from                     to
Commission file number 1-4448
A.	Full title of the plan and the address of the plan, if different from that of the issuer named below:
Baxter International Inc. and Subsidiaries
Incentive Investment Plan
B.	Name of issuer of the securities held pursuant to the plan and the address of its principal executive office:
Baxter International Inc.
One Baxter Parkway
Deerfield, IL 60015
(847) 948-2000

Baxter International Inc.
and Subsidiaries
Incentive Investment Plan
Financial Statements and Supplemental Schedules
December 31, 2005 and 2004

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Index
December 31, 2005 and 2004

Note:	Other schedules required by Section 2520.103-10 of the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because they are not applicable.

Report of Independent Registered Public Accounting Firm
To the Participants and Administrative Committee of
the Baxter International Inc. and Subsidiaries Incentive Investment Plan
In our opinion, the accompanying statements of net assets available for benefits and the related statements of changes in net assets available for benefits present fairly, in all material respects, the net assets available for benefits of the Baxter International Inc. and Subsidiaries Incentive Investment Plan (the “Plan”) at December 31, 2005 and 2004, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental Schedule of Assets (Held at End of Year) and Schedule of Reportable Transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. These supplemental schedules are the responsibility of the Plan’s management. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Chicago, Illinois
June 26, 2006

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Statements of Net Assets Available for Benefits
December 31, 2005 and 2004

	2005	2004

Assets
Investments
At fair value
Cash and cash equivalents	$31,118,478	$17,031,156
Common stock (including securities on loan of $19,097,230 in 2005 and $4,588,738 in 2004)	461,907,223	443,706,240
U.S. government and government agency issues	35,492,806	20,894,961
Corporate and other obligations (including securities on loan of $11,742,965 in 2005 and $27,263,093 in 2004)	38,886,788	54,313,548
Commingled funds	298,634,721	278,844,419
Registered investment companies	11,663,581	14,471,958
Participant loans	29,575,488	28,645,973
Collateral held on loaned securities	126,971,898	179,421,136

	1,034,250,983	1,037,329,391

At contract value
Synthetic guaranteed investment contracts (including securities on loan of $93,799,223 in 2005 and $144,401,414 in 2004)	571,960,001	556,651,032

Total investments	1,606,210,984	1,593,980,423

Receivables
Accrued interest and dividends	2,984,702	3,611,550
Due from brokers for securities sold	235,820	879,289

	3,220,522	4,490,839

Total assets	1,609,431,506	1,598,471,262

Liabilities
Accounts payable	2,747,092	2,522,813
Due to brokers for securities purchased	493,675	1,903,664
Collateral to be paid on loaned securities	126,971,898	179,421,136

Total liabilities	130,212,665	183,847,613

Net assets available for benefits	$1,479,218,841	$1,414,623,649

The accompanying notes are an integral part of these financial statements.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Statements of Changes in Net Assets Available for Benefits
For the Years Ended December 31, 2005 and 2004

	2005	2004

Additions to net assets attributed to
Investment income
Interest	$35,005,489	$33,257,675
Participant loan interest	1,619,102	1,710,343
Dividends	5,890,923	6,821,490
Net appreciation in fair value of investments	58,542,900	76,889,214

	101,058,414	118,678,722

Contributions
Employer’s	22,051,130	22,282,826
Participant’s	59,325,689	56,024,604

	81,376,819	78,307,430

Transfers from other plans	3,123,809	2,694,678

Total additions	185,559,042	199,680,830

Deductions from net assets attributed to
Benefits paid	116,792,825	109,774,106
Plan expenses	4,171,025	4,335,381

Total deductions	120,963,850	114,109,487

Net increase	64,595,192	85,571,343

Net assets available for benefits
Beginning of year	1,414,623,649	1,329,052,306

End of year	$1,479,218,841	$1,414,623,649

The accompanying notes are an integral part of these financial statements.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2005 and 2004

1.	General Description of the Plan

The following description of the Baxter International Inc. and Subsidiaries Incentive Investment Plan (the “Plan”) is provided for general information purposes only. Participants should refer to the Plan agreement for more complete information.

The Plan allows tax deferred contributions in compliance with Section 401(k) of the Internal Revenue Code. Eligible participants may make pre-tax contributions up to 20% of their eligible annual compensation within certain limitations. The Plan sponsor, Baxter International Inc. (“Baxter”), matches participant contributions up to a maximum of 3% of the employees’ compensation. Participant contributions and Plan sponsor matching contributions are fully vested and nonforfeitable at all times. Participants may borrow up to the lesser of $50,000 or 50% of their account balance. The loans are secured by the balance in the participant’s account and bear interest at variable rates as outlined in the Plan agreement.

Participants, or their beneficiaries, may elect lump-sum benefit payments or benefits may be paid in installments. Subject to certain provisions specified in the Plan agreement, employed participants may withdraw their pre-tax contributions and related earnings in cases of financial hardship.

Upon enrollment in the Plan, a participant may direct contributions in any of eight investment options: Stable Income Fund, Baxter Common Stock Fund, Composite Fund, General Equity Fund, S&P 500 Equity Index Fund, International EAFE Equity Index Fund, Small Cap Fund and the Self-Managed Fund. In addition, certain participants may maintain shares received in connection with Baxter’s 1996 spin-off of Allegiance Corporation (“Allegiance”), which were subsequently converted into common shares of Cardinal Health Inc. (“Cardinal”) upon Cardinal’s acquisition of Allegiance in 1999. These shares are maintained in the Cardinal Health Common Stock Fund. Additionally, certain participants maintain shares in Edwards Lifesciences Corporation. These shares were placed into the Edwards Lifesciences Common Stock Fund in connection with Baxter’s 2000 spin-off of its cardiovascular business. Participants are not able to make contributions to the Cardinal Health Common Stock Fund or the Edwards Lifesciences Common Stock Fund.

2.	Summary of Significant Accounting Policies

Basis of Accounting
The accompanying financial statements of the Plan have been prepared on the accrual basis of accounting. Accordingly, investment income is recognized when earned and expenses are recognized when incurred.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2005 and 2004

Valuation of Investments
The valuation of Plan investments is determined as follows:

U.S. government and government agency	Value based on the last reported sale price
issues	from a national security exchange on the
valuation date

Corporate and other obligations	Value based on the last reported sale price
from a national security exchange on the
valuation date

Common stock:

Traded on national exchanges	Value based on composite pricing of all
national closing sales prices on the valuation
date

Traded on over-the-counter market	Value based on last reported sale price
defaulting to bid quotations

Commingled investments	Value based on closing prices of the
underlying securities on the valuation date

Guaranteed investment contracts	Value based on contract value
value

Short-term investments	Value based on cost which approximates fair
value

Participant loans	Valued based on outstanding principal balance
which approximates fair value

Collateral	Value based on cost which approximates fair
value
Income Recognition
Plan investment return includes dividend and interest income, gains and losses on sales of investments and unrealized appreciation or depreciation of investments. Purchases and sales of investments are recorded on a trade date basis. Dividends are recorded on the ex-dividend date. The financial statements reflect the net appreciation or depreciation in the fair value of the Plan’s investments. This net appreciation or depreciation consists of realized gains and losses calculated as the difference between proceeds from a sales transaction and cost determined on a moving average basis, and unrealized gains and losses calculated as the change in the fair value between beginning of the year (or purchase date if later) and the end of the year.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2005 and 2004

Synthetic Guaranteed Investment Contracts
The Plan’s synthetic guaranteed investment contracts (“GICs”) provide for a fixed return on principal over a specified period of time through fully benefit-responsive wrapper contracts issued by third parties which are backed by the underlying assets owned by the Plan. The portfolio of assets underlying the synthetic GICs primarily includes U.S. government and government agency issues, corporate and other bonds, and commingled trust funds. The contract value of the synthetic GICs was $571,960,001 and $556,651,032 at December 31, 2005 and 2004, respectively. The fair value of the investments underlying the synthetic GICs was $621,691,044 and $637,367,509 and the fair value of the wrapper contracts was ($49,731,043) and ($80,716,477) at December 31, 2005 and 2004, respectively. There are no reserves for credit risk of the contract issuers or any other risk. The Plan’s two contracts, Baxter Global Wrap Account and Pacific Investment Management Company, utilize wrapper contracts issued by Aegon Institutional Markets and Bank of America NT & SA, respectively. The average yield was 5.3% and 4.4% and the average crediting interest rate was 5.4% and 5.5% for the investment contracts for 2005 and 2004, respectively. The crediting interest rates are based on an agreed-upon formula with the issuers, which are reset quarterly or monthly. These crediting interest rates cannot be less than zero percent.
Payment of Benefits
Benefits are recorded when paid.
Other
Due from or due to brokers for securities sold or purchased, respectively, represent the net cash value of security trades initiated but not yet settled at each respective year-end.
Reclassifications
Certain amounts from the 2004 financial statements have been reclassified to conform to the current year presentation.
Use of Estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the financial statements and related notes to the financial statements. Changes in such estimates may affect amounts reported in future periods.
Risks and Uncertainties
The Plan provides for various investment options which invest in any combination of registered investment companies, U.S. government and government agency issues, corporate and other obligations, common stock, commingled funds, synthetic guaranteed investment contracts and short-term investments. Investment securities are exposed to various risks, such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities and the level of uncertainty related to changes in the value of investment securities, it is at least reasonably possible that changes in risks in the near term could materially affect participants’ account balances and the amounts reported in the Statements of Net Assets Available for Benefits and the Statements of Changes in Net Assets Available for Benefits. Individual participants’ accounts bear the risk of loss resulting from fluctuations in fund values.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2005 and 2004

3.	Eligibility Requirements

Employees become eligible to participate in the Plan as of the first day of the month following the completion of thirty days of employment. Eligible employees are those who meet the following requirements:
1.	U.S. employees of Baxter or its subsidiaries which have adopted the Plan.

2.	U.S. employees not covered by a collective bargaining agreement unless the agreement provides for coverage under the Plan.

3.	U.S. employees who are not leased employees.
4.	Administration of the Plan

State Street Bank and Trust Company (the “Trustee”) serves as trustee and Citistreet LLC serves as recordkeeper for the Plan.

The Administrative Committee administers the Plan. The Investment Committee has authority, responsibility and control over the management of the assets of the Plan. Members of both committees are appointed by the Board of Directors of Baxter and are employees of Baxter.

Substantially all investment manager, trustee and administrative fees incurred in the administration of the Plan were paid from the assets of the Plan.

5.	Investments

Investments representing five percent or more of the Plan’s net assets available for benefits at December 31, 2005 and 2004 are summarized as follows:

	2005	2004

Baxter Common Stock, 3,387,837 shares and 3,670,951 shares at December 31, 2005 and 2004, respectively	$127,552,068	$126,794,642
S&P500 Flagship Fund	171,590,245	170,580,611

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2005 and 2004

Investments as of December 31, 2005 and 2004 are segregated into various investment fund options as follows:

	2005	2004

Cash (available for investment)	$2,277,049	$1,352,665
Stable Income Fund	577,369,567	562,575,780
Baxter Common Stock Fund	134,101,457	129,561,504
Composite Fund	168,713,436	167,332,809
General Equity Fund	203,616,384	185,698,581
Cardinal Health Common Stock Fund	15,656,923	14,874,428
S&P 500 Flagship Fund	171,590,245	170,580,611
International EAFE Equity Index Fund	67,137,153	50,754,913
Edwards Lifesciences Common Stock Fund	11,239,586	12,637,409
Small Cap Fund	60,019,682	57,508,895
Self-Managed Fund	37,942,116	33,035,719
Loan Fund	29,575,488	28,645,973
Collateral held on loaned securities	126,971,898	179,421,136

Total Investments	$1,606,210,984	$1,593,980,423

The fund amounts above include $28,841,429 and $15,678,491 of cash and cash equivalents at December 31, 2005 and 2004, respectively, which are awaiting investment in their respective portfolios. These amounts are primarily maintained in the State Street Bank Short-Term Investment Fund.
Net appreciation (depreciation) in fair value for each significant class of investment, which includes realized and unrealized gains and losses, is as follows:

	2005	2004

U.S. government and government agency issues	$(472,779)	$(194,059)
Corporate and other obligations	(900,695)	2,537
Baxter common stock	11,180,872	14,837,077
Other common stock	29,349,284	29,633,772
Registered investment companies	380,801	2,328,259
Commingled funds	19,005,417	30,281,628

	$58,542,900	$76,889,214

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2005 and 2004

6.	Securities Lending Transactions

The Plan participates in a securities lending program with the Trustee. The program allows the Trustee to loan securities, which are assets of the Plan, to approved brokers (the “Borrowers”). The Trustee requires Borrowers, pursuant to a security loan agreement, to deliver collateral to secure each loan. The Plan bears the risk of loss with respect to any unfavorable change in fair value of the invested cash collateral. However, the Borrower bears the risk of loss related to the decrease in the fair value of the securities collateral and, therefore, would have to deliver additional securities to maintain the required collateral. In the event of default by the Borrower, the Trustee shall indemnify the Plan by purchasing replacement securities equal to the number of unreturned loaned securities or, if replacement securities are not able to be purchased, the Trustee shall credit the Plan for the market value of the unreturned securities. In each case, the Trustee would apply the proceeds from the collateral for such a loan to make the Plan whole.

The collateral received pursuant to securities lending transactions is reflected on the Statements of Net Assets Available for Benefits as both an asset and a liability, and has no effect on the net assets available for benefits of the Plan.

As of December 31, 2005 and 2004, the Plan had securities on loan with a market value of $124,639,418 and $176,253,245, respectively, with cash collateral held of $126,971,898 and $179,421,136, respectively. Non-cash collateral of $260,330 and $147,600 received for securities on loan at December 31, 2005 and 2004, respectively, consisted of U.S. government and government agency issues held by the Trustee on behalf of the Plan. A portion of the income generated upon investment of cash collateral is remitted to the Borrowers, and the remainder is allocated between the Plan and the Trustee in its capacity as a security agent. Securities lending income allocated to the Plan amounted to $143,310 and $79,541 for 2005 and 2004, respectively. Securities lending income allocated to the Trustee amounted to $112,186 and $79,666 for 2005 and 2004, respectively. Securities lending income is classified as interest income in the Statements of Changes in Net Assets Available for Benefits.

7.	Plan Termination

Although it has not expressed any intent to do so, the Plan sponsor has the right under the Plan to reduce, suspend or discontinue its contributions at any time and to terminate the Plan subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”). In the event of Plan termination, such termination would not reduce the interest of any participating employee or their beneficiaries accrued under the Plan up to the date of such termination.

8.	Tax Status of the Plan

The Internal Revenue Service has determined and informed the Plan sponsor by a letter dated December 13, 2005 that the Plan is designed in accordance with applicable sections of the Internal Revenue Code (the “IRC”). The Plan has been amended since the date of the determination letter. The Plan sponsor believes that the Plan is currently designed and being operated in compliance with the applicable requirements of the IRC. Therefore, no provision for income taxes has been included in the Plan’s financial statements.

Baxter International Inc. and Subsidiaries
Incentive Investment Plan
Notes to Financial Statements
December 31, 2005 and 2004

9.	Related Parties

At December 31, 2005 and 2004, the Plan held units of participation in certain common/collective trust funds and short-term investment funds of State Street Bank and Trust Company, the Plan trustee, shares of common stock of Baxter, the Plan sponsor, loans with participants, and shares of common stock and fixed income securities in CitiGroup Inc., CitiBank Mortgage Securities Inc., CitiBank Credit Card Issuance Trust, Travelers Property Casualty Corporation, and CitiBank Credit Card Master Trust I, which are all affiliated with Citistreet LLC, the recordkeeper. These transactions are allowable party-in-interest transactions under ERISA and the regulations promulgated thereunder.

10.	Plan Mergers

During 2000, Baxter acquired North American Vaccine, Inc. The North American Vaccine, Inc. Retirement and Savings 401(k) Plan and Trust was merged into the Plan effective November 2004. As a result of this merger, total assets of approximately $2.7 million were transferred into the Plan.

During 2001, Baxter acquired Sera-Tec Biologicals, L.P. The Sera-Tec Biologicals 401(k) Plan was merged into the Plan effective July 2005. As a result of this merger, total assets of approximately $3.1 million were transferred into the Plan.

11.	New Accounting and Disclosure Standard

In December 2005, the Financial Accounting Standards Board (FASB) issued FASB Staff Position AAG INV-1 and SOP 94-1-1, “Reporting of Fully Benefit-Responsive Investment Contracts Held by Certain Investment Companies Subject to the AICPA Investment Company Guide and Defined-Contribution Health and Welfare and Pension Plans” (the “FSP”), which will be effective for the Plan year ending December 31, 2006. The FSP clarifies the definition of fully benefit-responsive investment contracts and establishes new financial statement presentation and disclosure requirements for these contracts. Management is in the process of analyzing the impact of the FSP on the accounting, presentation and disclosure of the Plan’s guaranteed investment contracts.

SUPPLEMENTAL SCHEDULES

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

Identity of Issue	Description of Investment	Cost**	Current Value

Cash & Cash Equivalents:

* SSGA MONEY MARKET FUND	Short-Term Investment Fund		5,141,476
* State Street Bank + Trust Co	Short-Term Investment Fund		25,749,598
US Dollar	US Dollar		227,404

Cash and Cash Equivalents			$31,118,478

Common Stock:

1ST AMERICAN CORP	Common Stock		13,590
3COM CORP	Common Stock		3,960
3DICON CORP	Common Stock		850
3M COMPANY	Common Stock		18,272
8X8 INC NEW	Common Stock		5,550
ABB LTD SPONSORED ADR	Common Stock		9,720
ABBOTT LABORATORIES	Common Stock		733,243
ABERCROMBIE & FITCH CO CL A	Common Stock		22,422
ABERDEEN ASIA PACIFIC INCOME FD INC	Common Stock		5,800
ABIOMED INC	Common Stock		2,449
ABN AMRO HLDG N V SPONSORED ADR	Common Stock		1,307
ACACIA RES CORP AR COMBIMATRIX COM	Common Stock		411
ACCENTURE LTD BERMUDA CL A	Common Stock		7,218
ACCLAIM ENTMT INC	Common Stock		6
ACCO BRANDS CORP COM	Common Stock		172
ACE LTD	Common Stock	979,465	1,155,640
ACME UNITED CO	Common Stock		2,806
ACTIVISION INC	Common Stock		1,484
ACTUATE CORP	Common Stock		25,748
ADAPTIVE BROADBAND CORP	Common Stock		30
ADC TELECOMMUNICATIONS INC	Common Stock	591,739	728,889
ADC TELECOMMUNICATNS INC COM NEW	Common Stock		9,531
ADOBE SYS INC	Common Stock		23,580
ADVANCED DIGITAL INFORMATION CORP	Common Stock		4,895
ADVANCED MICRO DEVICES INC	Common Stock		3,060
ADVANCED PHOTONIX INC CL A	Common Stock		34,334
AES CORP	Common Stock	1,169,468	1,141,080
AETERNA ZENTARIS INC COM	Common Stock		25,500
AETNA INC	Common Stock	230,444	1,024,384
AFFYMETRIX INC	Common Stock		4,775
AFLAC INC	Common Stock	521,652	609,634
AFLAC INC	Common Stock		31,036
AGERE SYS INC COM	Common Stock		9,804
AGILENT TECH INC	Common Stock		1,997
AGILENT TECHNOLOGIES INC	Common Stock	655,823	892,442
AIM SELECT REAL ESTATE INCOME FUND	Common Stock		14,980
AIRNET COMMUNICATIONS CORP COM NEW	Common Stock		94
AIRTRAN HOLDINGS INC	Common Stock		8,817
AKAMAI TECH	Common Stock		6,637
AKSYS LTD	Common Stock		359
ALBERTSONS INC	Common Stock		12,810
ALCOA INC	Common Stock		33,473
ALCON INC	Common Stock	1,953,257	3,506,451
ALDERWOODS GROUP INC	Common Stock		7,538
ALKERMES INC	Common Stock		21,892
ALLIANCE PHARMACEUTICAL CORP COM NEW	Common Stock		234
ALLOS THERAPEUTICS INC	Common Stock		11,718
ALPHA NAT RES INC	Common Stock		2,882
ALTAIR NANOTECH INC	Common Stock		2,132
ALTEON INC	Common Stock		6,570
ALTRIA GROUP INC	Common Stock	679,818	3,081,147
ALVARION LTD	Common Stock		11,336
AMDOCS LIMITED	Common Stock		5,500
AMER INTL GROUP INC	Common Stock		4,230
AMERICA MOVIL S A DEC V	Common Stock	922,344	889,892
AMERICA MOVIL SERIES L ADR	Common Stock		13,279
AMERICAN CAPITAL STRATEGIES LTD	Common Stock		7,242
AMERICAN EAGLE OUTFITTERS	Common Stock		12,823
AMERICAN ELEC PWR INC	Common Stock	2,760,560	2,477,888
AMERICAN INTL GROUP INC	Common Stock	3,719,098	3,678,580
AMERICAN ORIENTAL BIOENGINEERING INC	Common Stock		14,796
AMERICAN RETIREMENT CORP	Common Stock		2,513
AMERICAN SAFETY INS GROUP LTD	Common Stock		16,580
AMERICAN TOWER CORP	Common Stock	566,050	567,306
AMERICAN WOODMARK CP	Common Stock		7,437
AMERIPRISE FINL INC COM	Common Stock		16,400
AMGEN INC	Common Stock	1,289,730	1,852,242
ANDREA ELECTRONICS CORP	Common Stock		28
ANDREW CORP	Common Stock		268,229
ANHEUSER BUSCH COS	Common Stock		2,578
ANSYS INC	Common Stock		4,269
AON CORP	Common Stock	1,119,291	1,615,186
APPLE COMPUTER	Common Stock	2,461,568	5,309,850
APPLE COMPUTER INC	Common Stock		71,890
APPLERA CORP COM APPLIED BIOSYSTEMS GROUP	Common Stock		5,312

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

APPLIED DIGITAL SOLUTIONS INC	Common Stock		26,635
APPLIED MATERIALS INC	Common Stock		45,029
APPLIED MICRO CIRCUITS CORP	Common Stock		1,221
APT SATELLITE HOLDING LTD	Common Stock		780
AQUA AMERICA INC	Common Stock		2,730
ARCHER DANIELS MIDLAND	Common Stock		20,008
ARIBA INC COM NEW	Common Stock		1,220
ARM HOLDINGS PLC SPONS ADR	Common Stock		3,478
ARMOR HLDGS INC COM	Common Stock		2,133
AROTECH CORP	Common Stock		740
ARROW ELECTRS INC	Common Stock	1,013,171	1,151,252
ARROW FINL CORP	Common Stock		4,414
ART TECHNOLOGY GRP INC	Common Stock		9,800
ARTEMIS INTL SOLUTIONS CORP COM NEW	Common Stock		140
ASTA FUNDING INC	Common Stock		13,670
ASTRAZENECA PLC- SPONS ADR	Common Stock		2,187
AT&T INC COM	Common Stock		49,690
ATARI INC	Common Stock		5,184
ATHEROGENICS INC	Common Stock		300
ATLAS AMERICA INC	Common Stock		16,561
ATSI COMMUNICATIONS INC COM NEW	Common Stock		21
AUDIOCODES LTD	Common Stock		2,220
AUTODESK INC	Common Stock		6,440
AUTOMATIC DATA PROCESSING INC	Common Stock		13,770
AVNET INC	Common Stock	875,288	813,195
AVON PRODUCTS INC	Common Stock		5,710
AXONYX INC	Common Stock		83
BACK YD BURGERS INC	Common Stock		8,449
BACKWEB TECHNOLOGIES LTD	Common Stock		1,899
BAIDU COM INC SPON ADR RESTG ORD SHS CL A	Common Stock		18,876
BALLARD PWR SYS INC	Common Stock		167
BANK AMER CORP	Common Stock	2,507,232	3,709,804
BANK NEW YORK INC	Common Stock		7,474
BANK OF AMERICA CORP	Common Stock		25,844
BANK OF THE OZARKS	Common Stock		4,059
BANRO CORP	Common Stock		8,470
BARD C R INC	Common Stock		65,920
BARR PHARMACEUTICALS INC	Common Stock		13,953
BARRETT BUS SVCS INC	Common Stock		7,497
* BAXTER INTL INC	Common Stock		127,552,068
BAYER AG SPONSORED ADR	Common Stock		25,840
BEA SYSTEMS INC	Common Stock		9,494
BED BATH & BEYOND INC	Common Stock		72,300
BEMA GOLD CORP	Common Stock		17,460
BERKSHIRE HATHAWAY INC DEL	Common Stock	1,117,740	1,400,116
BERKSHIRE HATHAWAY INC DEL CL A FRMLY COMMON	Common Stock		88,600
BERKSHIRE HATHAWAY INC DEL CL B	Common Stock		17,613
BEST BUY INC	Common Stock		282,968
BEVERLY ENTERPRISES INC	Common Stock		4,668
BHP BILLITON LTD SPON ADR	Common Stock		63,498
BIOCRYST PHARMACEUTICALS INC	Common Stock		33,500
BIOGEN IDEC INC	Common Stock		9,282
BIOMERICA INC	Common Stock		6,720
BIOMET INC	Common Stock		10,057
BIOMIRA INC	Common Stock		560
BIOVAIL CORP	Common Stock		43,663
BLACK BOX CORP	Common Stock		2,369
BLACKROCK DIVID ACHIEVERS TM TR COM	Common Stock		4,980
BLOCK H & R INC	Common Stock		10,385
BLUE COAT SYS INC NEW	Common Stock		18,288
BLUE DOLPHIN ENERGY CORP	Common Stock		20,088
BLUELINX HOLDINGS INC	Common Stock		1,530
BOEING CO	Common Stock	3,799,038	4,445,849
BONSO ELECTRS INTL COM PAR $0.003 (NEW)	Common Stock		4,060
BORG WARNER INC.	Common Stock	558,668	730,398
BOSTON SCIENTIFIC CORP	Common Stock	897,440	1,072,483
BP PLC	Common Stock	2,251,862	2,993,122
BP PLC SPON ADR REPSNTG ORD SHRS	Common Stock		13,832
BRADLEY PHARMACEUTICALS INC	Common Stock		570
BRIGGS & STRATTON CORP	Common Stock		7,915
BRIGHAM EXPL CO	Common Stock		4,744
BRISTOL MYERS SQUIBB	Common Stock		28,852
BRITESMILE INC COM NEW	Common Stock		49
BROADCOM CORP	Common Stock	3,794,494	4,865,306
BROADCOM CORP CL A	Common Stock		49,272
BROADWING CORP COM	Common Stock		21,562
BROCADE COMMUNICATIONS SYS INC	Common Stock		41
BROOKFIELD ASSET MGMT INC	Common Stock		25,165
BROOKFIELD HOMES CORP	Common Stock		98
BROOKLINE BANCORP INC DEL COM	Common Stock		5,101
BSI2000 INC	Common Stock		145
BUILDING MATERIAL HOLDING CORP	Common Stock		6,841
C D W CORP COM	Common Stock		20,525
CABELAS INC	Common Stock		12,450
CABLE & WIRELESS PLC SPONSORED ADR RESPTG 3 ORD	Common Stock		2,081
CAL MAINE FOODS INC	Common Stock		6,790
CALAMP CORP	Common Stock		178,340
CALAVO GROWERS INC	Common Stock		2,848

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

CALPINE CORP	Common Stock		1,007
CAMPBELL SOUP CO	Common Stock		75
CANCERVAX CORP	Common Stock		2,760
CAPSTEAD MTG CORP COM NO PAR	Common Stock		2,905
CAPSTONE TURBINE CORP	Common Stock		20,930
CARDIAC SCIENCE CORP	Common Stock		272
CARDINAL COMM INC N/C FROM 91732M105	Common Stock		20
* CARDINAL HEALTH INC	Common Stock		15,543,137
CARDIOTECH INTL INC	Common Stock		1,150
CAREMARK RX INC	Common Stock	1,533,393	1,713,180
CARMAX INC	Common Stock		2,768
CARNIVAL CORP	Common Stock	665,617	760,300
CARREKER CORP	Common Stock		998
CATERPILLAR INC	Common Stock		137,793
CBIZ INC COM	Common Stock		1,445
CDC CORPORATION SHS A	Common Stock		16,000
CELGENE CORP	Common Stock		35,705
CELL GENESYS INC COM	Common Stock		356
CEMEX S A SPONS ADR	Common Stock		6,111
CENDANT CORP	Common Stock		8,727
CENTRAL SECURITIES CORP	Common Stock		11,911
CENVEO INC	Common Stock		10,528
CERUS CORP	Common Stock		43,391
CHARLES & COLVARD LTD	Common Stock		6,060
CHARTER COMM INC DEL CL A	Common Stock		6,832
CHATTEM INC	Common Stock		10,189
CHESAPEAKE ENERGY CORPORATION OKLAHOMA	Common Stock		3,102,432
CHEVRON CORP	Common Stock	1,694,177	2,242,286
CHEVRON CORP NEW	Common Stock		39,739
CHICOS FAS INC	Common Stock		13,179
CHINA ENERGY SVGS TECHNOLOGY INC	Common Stock		4,160
CHINA PETROLEUM & CHEM CORP SPON ADR REPSTG H SHS	Common Stock		11,156
CHINA YUCHAI INTERNATIONAL LTD	Common Stock		7,830
CHUBB CORP	Common Stock	1,477,276	2,709,510
CHUBB CORP	Common Stock	824,546	1,301,722
CIENA CORP	Common Stock		5,094
CIGNA CORP	Common Stock	765,643	1,654,461
CIRCLE GROUP HLDGS INC	Common Stock		2,950
CISCO SYS INC	Common Stock		379,225
* CITIGROUP INC	Common Stock	5,639,757	5,862,906
CLARENT CORP	Common Stock		3
CLEAR CHANNEL OUTDOOR HLDGS IN	Common Stock	351,925	392,005
CLEVELAND CLIFFS INC	Common Stock		12,592
CLICK COMM INC COM	Common Stock		6,306
CLINICAL DATA INC NEW	Common Stock		543
CLOROX CO	Common Stock	1,680,199	1,775,151
CMGI INC FRMLY CMG INFORMATION SVCS INC	Common Stock		40,743
CNS INC	Common Stock		3,295
COACH INC	Common Stock		3,334
COCA COLA CO	Common Stock		20,645
COGENT INC	Common Stock		1,134
COGNIZANT TECH SOLUTIONS CORP	Common Stock		6,233
COHEN & STEERS PREM INCOME RLTY FD INC	Common Stock		12,158
COLGATE-PALMOLIVE CO	Common Stock		2,743
COLUMBIA SPORTSWEAR CO	Common Stock		95,460
COMCAST CORP NEW	Common Stock	1,973,628	1,732,595
COMCAST CORP NEW CL A	Common Stock		6,480
COMCAST CORP NEW CL A SPL	Common Stock		6,885
COMDISCO HLDG CO INC CONTINGENT DISTRIBUTION RTS	Common Stock		320
COMMERCE BANCORP INC N J COM	Common Stock		8,635
COMMTOUCH SOFTWARE LTD SHS	Common Stock		530
COMPANHIA SIDERURGICA NACIONAL SPONS ADR REPTSG ORD SHS	Common Stock		5,081
COMPUWARE CORP	Common Stock		8,970
COMTECH TELECOMMUNICATIONS CORP COM NEW	Common Stock		9,165
CONAGRA FOODS INC	Common Stock		10,140
CONEXANT SYS INC	Common Stock		4,746
CONNACHER OIL & GAS LTD	Common Stock		6,606
CONOCOPHILLIPS	Common Stock	541,160	1,487,069
CONSOL ENERGY INC	Common Stock		6,518
CONTANGO OIL & GAS INC COM NEW	Common Stock		11,440
COOPER INDUSTRIES LTD	Common Stock	509,749	771,292
COOPER TIRE + RUBR CO	Common Stock	767,583	635,361
CORAUTUS GENETICS INC COM NEW	Common Stock		886
CORILLIAN CORP	Common Stock		127,840
CORNING INC	Common Stock	2,836,365	4,112,641
CORPORATE EXECUTIVE BRD CO	Common Stock		987
CORPORATE HIGH YIELD FD V INC	Common Stock		2,504
COTHERIX INC	Common Stock		1,058
COVAD COMMUNICATIONS GROUP INC	Common Stock		98
CREE INC	Common Stock		8,834
CROWN CASTLE INTL CORP	Common Stock	384,431	401,239
CSX CORP	Common Stock	2,513,091	2,867,579
CUMBERLAND RES LTD	Common Stock		4,420
CVS CORP DEL	Common Stock		2,061
CYBERCARE INC	Common Stock		5
CYPRESS SEMICONDUCTR CORP	Common Stock		14,250
D R HORTON INC	Common Stock		16,821
DADE BEHRING HLDGS INC	Common Stock		14,393

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

DAIMLERCHRYSLER AG ORD	Common Stock		5,945
DATASTREAM SYSTEMS INC	Common Stock		1,081
DEERE & COMPANY	Common Stock		16,824
DELCATH SYSTEMS INC COM	Common Stock		13,600
DELL INC	Common Stock		19,917
DELPHI CORP	Common Stock		47
DELTA AIR LINES INC	Common Stock		8,667
DENDREON CORP	Common Stock		10,840
DHB INDUSTRIES INC	Common Stock		447
DIAGEO PLC	Common Stock		7,288
DIEBOLD INC	Common Stock	777,417	825,503
DIGI INTL INC	Common Stock		682
DIGITAL LIGHTWAVE INC	Common Stock		893
DIOMED HLDGS INC COM NEW	Common Stock		974
DIRECTV GROUP INC	Common Stock	1,617,773	1,359,590
DISCOVERY HLDG CO COM SER A	Common Stock		455
DISNEY WALT CO DEL (HOLDING COMPANY)	Common Stock		91,973
DISTRIBUTED ENERGY SYS CORP	Common Stock		3,790
DOBSON COMMUNICATIONS CORP CL A	Common Stock		2,250
DOLLAR GEN CORP	Common Stock		4,786
DOMINION RESOURCES INC VA NEW	Common Stock		14,400
DORAL FINANCIAL CORP	Common Stock		10,600
DOT HILL SYS CORP	Common Stock		693
DOV PHARMACEUTICAL INC	Common Stock		7,340
DOW CHEMICAL CO	Common Stock		48,202
DR REDDYS LABS LTD ADR	Common Stock		4,377
DREAMWORKS ANIMATION SKG INC CL A	Common Stock		9,063
DRIL QUIP INC	Common Stock		472
DUKE ENERGY CORP.	Common Stock		24,705
DUKE REALTY CORP COM NEW	Common Stock		16,700
DYNEGY INC HLDG CO	Common Stock		17,545
E M C CORP MASS	Common Stock		166,300
E TRADE FINANCIAL CORP	Common Stock		20,860
EASTMAN KODAK CO	Common Stock		16,380
EATON VANCE LTD DURATION INCOME FD	Common Stock		20,551
EBAY INC	Common Stock	3,436,940	4,038,405
ECHOSTAR COMMUNICATIONS CL A	Common Stock		2,718
EDGE PETE CORP	Common Stock		2,491
* EDWARDS LIFESCIENCES CORP	Common Stock		11,162,417
EL PASO CORP	Common Stock	664,993	810,493
EL PASO CORP COM	Common Stock		365
ELAN CORP PLC ADR	Common Stock		80,794
ELDORADO GOLD CORP	Common Stock		18,130
ELECTRONIC ARTS INC	Common Stock	1,360,667	1,477,280
ELECTRONIC DATA SYS CORP NEW	Common Stock	886,938	1,082,459
ELECTRONICS ARTS	Common Stock		12,764
EMERSON ELEC CO	Common Stock	636,351	626,977
EMERSON ELECTRIC CO	Common Stock		22,410
EMULEX CORP COM NEW	Common Stock		2,276
ENBRIDGE INC	Common Stock		18,862
ENCANA CORP	Common Stock		23,723
ENCORE MEDICAL CORP	Common Stock		24,750
ENCYSIVE PHARMACEUTICALS INC	Common Stock		947
ENERPLUS RES FD TR UNIT	Common Stock		55,338
ENOVA SYS INC COM NEW	Common Stock		1,576
ENSCO INTL INC	Common Stock	564,257	661,276
ENTERGY CORP NEW	Common Stock	1,871,177	2,447,146
ENTRAVISION COMMUNICATIONS CORP CL A	Common Stock		1,068
EOG RESOURCES INC	Common Stock		7,341
EPICOR SOFTWARE CORP	Common Stock		7,065
EPIX PHARMACEUTICALS INC	Common Stock		16,968
EQUIFAX INC	Common Stock		3,422
ERESEARCH TECHNOLOGY INC	Common Stock		14,466
ESCALADE INC	Common Stock		4,120
ESPEED INC CL A	Common Stock		3,855
ESS TECHNOLOGY INC	Common Stock		1,029
EV3 INC	Common Stock		43,336
EVERGREEN SOLAR INC	Common Stock		25,560
EXPEDIA INC DEL COM	Common Stock		6,373
EXPRESS SCRIPTS INC COM FORMERLY CL A	Common Stock		8,380
EXTENDICARE INC	Common Stock		4,689
EXXON MOBIL CORP	Common Stock	3,662,481	3,556,008
FARO TECHNOLOGIES INC	Common Stock		1,400
FASTENAL CO	Common Stock	481,074	595,948
FEDERAL HOME LN MTG CORP	Common Stock	1,369,898	1,458,365
FEDERAL NATL MTG ASSN	Common Stock	3,500,835	2,641,201
FEDEX CORP	Common Stock		58,480
FIDELITY NATL FINL INC	Common Stock		2,207
FIELDPOINT PETROLEUM CORP	Common Stock		4,823
FIFTH THIRD BANCORP	Common Stock		9,430
FINISAR CORP	Common Stock		10,400
FIRST CASH FINL SVCS	Common Stock		5,832
FIRST DATA CORP	Common Stock		4,000
FISERV INC	Common Stock		5,452
FLAGSTAR BANCORP INC	Common Stock		864
FLEXTRONICS INTERNATIONAL LTD	Common Stock	1,809,908	1,589,633
FLEXTRONICS INTL INC	Common Stock		2,349
FLORIDA ROCK INDS INC	Common Stock		49,060

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

FOOD TECHNOLOGY SVCS INC	Common Stock		1,680
FORBES MEDI-TECH INC	Common Stock		15,461
FORD MTR CO DEL COM	Common Stock		10,916
FORDING CDN COAL TR UNIT	Common Stock		53,554
FOREST LABORATORIES INC	Common Stock		5,329
FORTUNE BRANDS INC	Common Stock		7,412
FOSTER WHEELER LTD SHS NEW	Common Stock		920
FOUNDATION COAL HLDGS INC	Common Stock		3,800
FOWARD INDS II	Common Stock		6,141
FPL GROUP INC	Common Stock		4,223
FRANKLIN RES INC	Common Stock	1,944,918	2,896,282
FREESCALE SEMICONDUCTOR INC	Common Stock	1,284,263	1,604,353
FREESCALE SEMICONDUCTOR INC CL B	Common Stock		11,327
FRONTLINE LTD SHS	Common Stock		33,711
FUELCELL ENERGY INC	Common Stock		4,235
FUTUREMEDIA PLC-ADR	Common Stock		2,144
GALLAGHER ARTHUR J & CO	Common Stock		15,440
GAMESTOP CORP NEW CL A	Common Stock		10,023
GATEWAY INC	Common Stock		3,514
GEHL CO COM	Common Stock		11,813
GENENTECH INC	Common Stock	3,244,365	4,869,525
GENERAL DYNAMICS CRP	Common Stock		14,941
GENERAL ELEC CO	Common Stock	7,124,426	7,416,899
GENERAL ELECTRIC CO	Common Stock		198,343
GENERAL MARITIME CORP SHS	Common Stock		1,482
GENERAL MILLS INC	Common Stock		39,456
GENEREX BIOTECHNOLOGY CORP	Common Stock		1,245
GENTA INC	Common Stock		2,978
GENWORTH FINL INC	Common Stock	1,785,375	2,113,624
GEOPHARMA INC	Common Stock		1,835
GEORESOURCES INC	Common Stock		2,190
GETTY IMAGES INC	Common Stock	447,541	480,469
GIGAMEDIA LTD	Common Stock		14,250
GILEAD SCIENCES INC	Common Stock	1,533,847	2,065,308
GLOBAL HIGH INC DLR FD INC	Common Stock		9,891
GLOBALSANTAFE CORPORATION	Common Stock	1,620,895	1,878,043
GOLD FIELDS LTD ADR	Common Stock		14,104
GOLDCORP INC NEW	Common Stock		12,254
GOLDEN STAR RES LTD	Common Stock		26,400
GOLDMAN SACHS GROUP INC	Common Stock	2,956,123	3,587,438
GOODRICH CORP FORMERLY GOODRICH B F CO 06/01/01	Common Stock		6,234
GOOGLE INC	Common Stock	3,217,997	6,816,588
GOOGLE INC CL A	Common Stock		60,570
HALLIBURTON CO	Common Stock	3,832,531	5,151,523
HALLIBURTON CO HOLDING CO FRMLY HALLIBURTON CO	Common Stock		17,361
HALOZYME THERAPEUTICS INC	Common Stock		12,161
HANCOCK JOHN PFD EQUITY INCOME FD SH BEN INT	Common Stock		14,896
HANSEN NATURAL CORP	Common Stock		19,703
HARKEN ENERGY CORP	Common Stock		570
HARLEY DAVIDSON INC	Common Stock		5,149
HARRAH’S ENTERTAINMENT INC	Common Stock		14,258
HARTFORD FINANCIAL SVCS GRP	Common Stock	818,224	1,060,144
HARVEST ENERGY TR UNITS	Common Stock		29,022
HCA INC	Common Stock	651,107	718,069
HEADWATERS INC	Common Stock		42,528
HELMERICH & PAYNE	Common Stock		6,209
HENRY JACK & ASSOC INC	Common Stock		13,096
HERSHEY CO	Common Stock		2,265
HEWLETT PACKARD CO	Common Stock	2,812,352	3,768,458
HEWLETT-PACKARD CO DE	Common Stock		76,041
HOKU SCIENTIFIC INC	Common Stock		2,277
HOLLIS-EDEN PHARMA INC	Common Stock		339
HOLLY CORP PAR $0.01	Common Stock		11,845
HOLOGIC INC	Common Stock		5,688
HOME DEPOT INC	Common Stock		302,538
HONDA MOTOR LTD	Common Stock	1,093,160	1,487,524
HONEYWELL INTL INC	Common Stock		11,221
HOSPIRA INC	Common Stock		48,042
HSBC HOLDINGS PLC SPONS ADR	Common Stock		29,532
I2 TECHNOLOGIES INC COM NEW	Common Stock		564
IAC / INTERACTIVECRP COM NEW	Common Stock		7,530
ICON PLC CORP ADR REPRSTG 1 ORD SHR	Common Stock		4,525
ICOS CORP	Common Stock		27,630
IDM PHARMA INC COM	Common Stock		26
IKON OFFICE SOLUTION INC	Common Stock		312
IMA EXPLORATION INC	Common Stock		3,020
IMCLONE SYS INC	Common Stock		3,698
IMMUNOGEN INC	Common Stock		3,601
IMMUNOMEDICS INC	Common Stock		2,920
IMPAC MTG HLDGS INC	Common Stock		47
IMPCO TECHNOLOGIES	Common Stock		5,160
IMPERIAL OIL LTD COM NEW	Common Stock		3,984
INCO LTD COM	Common Stock		4,357
INCYTE CORP	Common Stock		28,275
INDEVUS PHARMACEUTICALS INC	Common Stock		43,040
ING CLARION REAL ESTATE INCOME FD COM SHS	Common Stock		14,325
ING PRIME RATE TR SH BEN INT	Common Stock		6,660
INNODATA ISOGEN INC	Common Stock		571

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

INPHONIC INC COM	Common Stock		21,725
INSMED INC COM NEW	Common Stock		55,160
INTEGRATED DEVICE TECH INC	Common Stock		3,031
INTEL CORP	Common Stock	1,794,551	1,898,866
INTELLISYNC CORP CASH MERGER AT $5.25 PER SHARE	Common Stock		5,160
INTER TEL INC	Common Stock		58,964
INTERNET CAP GROUP INC	Common Stock		2,672
INTERNET INITIATIVE INC SPONS ADR	Common Stock		11,150
INTERPUBLIC GROUP COS INC	Common Stock	2,691,797	1,969,608
INTL BUSINESS MACH	Common Stock		11,508
INTL FUEL TECH INC NEW	Common Stock		9,850
INTL GAME TECHNOLOGY	Common Stock		26,779
INTRAWEST CORP NEW	Common Stock		23
INTUITIVE SURGICAL INC COM NEW	Common Stock		1,173
ION NETWORKS INC	Common Stock		85
IRIS INTL INC	Common Stock		19,674
IRVINE SENSORS CORPORATION NEW	Common Stock		2,390
ISCO INTL INC	Common Stock		1,472
ISHARES INC MSCI AUSTRALIA INDEX FUND	Common Stock		6,047
ISHARES INC MSCI AUSTRIA INDEX FD	Common Stock		8,396
ISHARES INC MSCI BELGIUM INDEX FD	Common Stock		6,098
ISHARES INC MSCI BRAZIL FREE INDEX FUND	Common Stock		25,028
ISHARES INC MSCI CANADA INDEX FD	Common Stock		9,187
ISHARES INC MSCI HONG KONG INDEX FD	Common Stock		1,262
ISHARES TR S&P100 INDEX FUND	Common Stock		5,685
ISHARES TR S&P500/ VALUE INDEX FD	Common Stock		14,582
ISHARES TR S&P LATIN AMER 40 INDEX FD	Common Stock		1,966
ISHARES TR S&P MIDCAP400 INDEX FD	Common Stock		14,760
ISHARES TR S&P MIDCAP400/ VALUE INDEX FD	Common Stock		32,138
ISHARES TR U S TREAS INFLATION PROTECTED SECS FD	Common Stock		72,781
ISOLAGEN INC	Common Stock		3,700
IVANHOE ENERGY COM	Common Stock		5,565
IVILLAGE INC CASH MERGER AT $8.50 PER SHARE	Common Stock		32,080
JABIL CIRCUIT INC	Common Stock		14,836
JDS UNIPHASE CORP	Common Stock		43,927
JENSEN PORTFOLIO CLASS J	Common Stock		55,674
JOHNSON & JOHNSON	Common Stock		119,332
JONES APPAREL GROUP INC	Common Stock	1,006,701	858,460
JOY GLOBAL INC	Common Stock		6,017
JPMORGAN CHASE & CO	Common Stock	2,833,046	3,015,658
JUNIPER NETWORKS INC	Common Stock	3,839,643	3,695,604
JUPITERMEDIA CORP	Common Stock		4,434
K MART CORP	Common Stock		3
KB HOME COM	Common Stock		5,813
KELLY SVCS INC CL A	Common Stock		8,338
KEY TECH INC	Common Stock		2,761
KIMBERLY CLARK CORP	Common Stock		11,930
KINETIC CONCEPTS INC COM NEW	Common Stock		97,810
KING PHARMACEUTICALS INC	Common Stock		3,282
KINTERA INC	Common Stock		1,782
KNIGHT TRANSPORTATION INC	Common Stock		2,011
KNIGHTSBRIDGE TANK COM USD0.01	Common Stock		2,425
KNOLOGY INC	Common Stock		7,680
KOALA CORP	Common Stock		1
KOHLS CORP	Common Stock		48,600
KOREA FUND INC	Common Stock		3,560
KOS PHARMACEUTICALS INC	Common Stock		15,519
KRISPY KREME DOUGHNUTS INC	Common Stock		4,649
KROGER CO	Common Stock	1,157,210	1,129,389
KRONOS WORLDWIDE INC	Common Stock		60
L-3 COMMUNICATIONS HLDGS INC	Common Stock		14,694
LABOR READY INC NEW	Common Stock		2,082
LABORATORY CORP AMER HLDGS	Common Stock	740,835	1,409,106
LABORATORY CORP AMER HLDGS COM NEW	Common Stock		5,385
LAW ENFORCEMENT ASSOCIATES CORP	Common Stock		7,264
LCA VISION INC PAR $.001	Common Stock		5,369
LEAPFROG ENTERPRISES INC CL A	Common Stock		11,941
LEAR CORP	Common Stock	626,603	511,468
LEGG MASON INC	Common Stock	1,571,787	2,221,917
LEHMAN BROS HLDGS CORP	Common Stock		3,332
LEHMAN BROTHERS HLDGS INC	Common Stock	610,072	1,126,389
LEVEL 3 COMMUNICATIONS INC	Common Stock		2,870
LEXAR MEDIA INC	Common Stock		20,525
LIBERTY ALL STAR EQUITY FD SBI	Common Stock		146
LIBERTY MEDIA CORP	Common Stock	1,320,249	1,342,889
LIFECELL CORP	Common Stock		12,947
LILLY ELI + CO	Common Stock	1,089,927	1,107,121
LINUX GOLD CORP	Common Stock		335
LJ INTERNATIONAL INC	Common Stock		17,150
LOOKSMART LTD COM NEW	Common Stock		1,504
LORAL SPACE & COMMUNCATIONS LTD SHS NEW	Common Stock		1
LOUDEYE CORP	Common Stock		475
LOWES COMPANIES	Common Stock		25,622
LOWES COS INC	Common Stock	2,658,476	3,218,743
LSI LOGIC CORP	Common Stock		16,000
LUCENT TECH INC	Common Stock		106,826
LYONDELL CHEMICAL CO	Common Stock	1,391,017	1,270,129
M 2003 PLC SPONSORED ADR N/C FROM 566306205	Common Stock		2

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

MAGNA INTL INC	Common Stock	572,349	533,071
MANNKIND CORP	Common Stock		7,319
MARATHON OIL CORP	Common Stock		6,160
MARCONI CORP PLC NEW SPON ADR	Common Stock		26
MARSH + MCLENNAN COS INC	Common Stock	1,234,731	1,332,851
MARTHA STEWART LIVING	Common Stock		1,743
MARVEL ENTMT INC COM	Common Stock		9,894
MARVELL TECHNOLOGY GROUP LTD	Common Stock	2,325,334	3,993,309
MARVELL TECHNOLOGY GROUP LTD	Common Stock		2,805
MASCO CORP	Common Stock		4,529
MASSMUTUAL PARTN INVS	Common Stock		28,100
MAXTOR CORP	Common Stock		3,470
MCDONALDS CORP	Common Stock	2,276,263	2,806,903
MEDCO HEALTH SOLUTIONS INC	Common Stock	806,893	1,438,093
MEDICAL ACTION INDS INC	Common Stock		20,440
MEDIMMUNE INC	Common Stock		14,708
MEMRY CORP	Common Stock		24,448
MERCK + CO INC	Common Stock	1,614,087	1,890,760
MERGE TECHNOLOGIES INC	Common Stock		16,276
MERIDIAN RESOURCE CORP	Common Stock		16,170
MERRILL LYNCH & CO	Common Stock	3,228,513	3,583,191
METLIFE INC	Common Stock	1,027,146	1,664,434
METLIFE INC COM	Common Stock		490
MGI PHARMA INC	Common Stock		8,494
MICHAELS STORES INC	Common Stock		7,074
MICROSOFT CORP	Common Stock	2,167,751	2,139,483
MICROVISION INC WASH	Common Stock		25,200
MILACRON INC	Common Stock		2,520
MILLENNIUM PHARM INC	Common Stock		27,791
MINDSPEED TECHNOLOGIES INC	Common Stock		78
MINEFINDERS LTD CORP	Common Stock		5,140
MIRANT CORP	Common Stock		132
MIRAVANT MEDICAL TECHNOLOGY	Common Stock		31
MKS INSTRUMENTS INC	Common Stock		1,789
MONARCH CASINO RESORT INC	Common Stock		9,040
MONTPELIER REINSURANCE HOLDINGS LTD	Common Stock		11,340
MORGAN STANLEY	Common Stock	990,564	1,028,355
MOSAIC CO	Common Stock	426,282	433,389
MOTION DNA CORP COM PAR $0.001	Common Stock		1,400
MOTOROLA INC	Common Stock		439,857
MPOWER HOLDING CORP NEW	Common Stock		112
MULTI FINELINE ELECTRONIX INC	Common Stock		24,085
MULTIBAND CORP	Common Stock		1,200
MURPHY OIL CORP	Common Stock		5,399
NABI BIOPHARMACEUTICALS	Common Stock		2,704
NABORS INDUSTRIES LTD	Common Stock	2,514,978	3,253,749
NABORS INDUSTRIES LTD (BERMUDA)	Common Stock		2,273
NAM TAI ELECTRONICS INC	Common Stock		5,288
NANOGEN INC	Common Stock		25,769
NANOPHASE TECH CORP	Common Stock		8,475
NASDAQ STK MKT INC	Common Stock		7,036
NATIONAL CITY CORP	Common Stock	974,329	1,243,068
NEC CORP ADR	Common Stock		1,257
NEENAH PAPER INC	Common Stock		168
NEKTAR THERAPEUTICS	Common Stock		24,361
NEOFORMA INC	Common Stock		9,900
NEOPHARM INC	Common Stock		21,580
NETFLIX COM INC COM	Common Stock		2,706
NETGEAR INC	Common Stock		5,775
NETWORK APPLIANCE CORP	Common Stock		2,160
NETWORK APPLIANCE INC	Common Stock	1,164,719	1,170,417
NEW FRONTIER MEDIA INC	Common Stock		6,513
NEWELL RUBBERMAID INC	Common Stock		4,756
NII HLDGS INC NEW	Common Stock		22,626
NIKE INC CLASS B	Common Stock		10,415
NITROMED INC	Common Stock		21,762
NL INDS INC COM NEW	Common Stock		3,111
NOBLE CORPORATION	Common Stock	658,358	647,785
NOKIA CORP ADR	Common Stock		40,320
NORDSTROM INC	Common Stock		8,078
NORTEL NETWORKS CORP	Common Stock	134,133	175,638
NORTHERN TRUST CORP	Common Stock	1,073,129	1,105,257
NORTHFIELD LABORATORIES INC	Common Stock		161,189
NORTHGATE MINERALS CORP	Common Stock		9,150
NOVAGOLD RESOURCES	Common Stock		4,550
NOVAMED INC DEL	Common Stock		1,959
NOVARTIS AG ADR	Common Stock		1,942
NOVAVAX INC	Common Stock		7,623
NPS PHARMACEUTICALS INC	Common Stock		35,520
NUTRI SYS INC NEW COM	Common Stock		10,806
NVIDIA CORP	Common Stock		14,624
O REILLY AUTOMOTIVE INC	Common Stock		38,028
OCCIDENTAL PETE CORP	Common Stock	251,565	1,206,818
OCCIDENTAL PETROLEUM CORP	Common Stock		11,183
ODYSSEY MARINE EXPLORATION INC	Common Stock		17,700
OFFICE DEPOT INC	Common Stock	1,091,417	2,040,176
OIL STS INTL INC	Common Stock		9,504
OIL SVC HOLDRS TR OIL SVC HOLDERS DEPOSITARY RCPT	Common Stock		77,280

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

OLD REPUBLIC INTL CORP	Common Stock		7,878
OM GROUP INC	Common Stock		281
OMNIVISION TECHNOLOGIES INC	Common Stock		7,186
ON2 TECHNOLOGIES INC	Common Stock		32,224
ONCOLYTICS BIOTECH INC	Common Stock		231,835
ONSCREEN TECHNOLOGIES INC N/C FROM 647537208	Common Stock		110
OPENTV CORP CL A	Common Stock		392
OPLINK COMMUNICATIONS INC COM NEW	Common Stock		6,206
ORACLE CORPORATION	Common Stock		105,311
ORASURE TECHNOLOGIES INC COM	Common Stock		9,702
ORCHID CELLMARK INC	Common Stock		304
OREZONE RESOURCES INC	Common Stock		7,560
OSI PHARMACEUTICALS INC	Common Stock		22,432
OVERLAND STORAGE INC COM	Common Stock		4,010
OVERSTOCK COM INC DEL COM	Common Stock		5,630
OXFORD INDS INC	Common Stock		5,470
P F CHANGS CHINA BISTRO INC	Common Stock		1,737
PACIFIC ETHANOL INC	Common Stock		4,869
PACIFIC RIM MINING CORP	Common Stock		18,450
PACTIV CORPORATION	Common Stock		22,000
PALM INC NEW COM	Common Stock		55,936
PANACOS PHARMACEUTICALS INC	Common Stock		1,733
PARAMETRIC TECH CORP	Common Stock		6,100
PARKER DRILLING CO	Common Stock		3,249
PATTERSON UTI ENERGY INC	Common Stock		16,502
PAXSON COMMUNICATIONS CORP	Common Stock		900
PAYCHEX INC	Common Stock		3,812
PDI INC	Common Stock		1,350
PEABODY ENERGY CORP	Common Stock		16,494
PENGROWTH ENERGY TR TR UNITS CL A	Common Stock		21,811
PENN NATL GAMING INC	Common Stock		14,498
PEPSICO INC	Common Stock	1,453,749	1,820,565
PETRO CANADA COM	Common Stock		20,045
PETROFUND ENERGY TR TR UNIT	Common Stock		6,038
PETROHAWK ENERGY CORP	Common Stock		2,644
PETROLEO BRASILEIRO SA PETROBRAS SPONS ADR	Common Stock		1,782
PETROLEUM & RES CORP	Common Stock		8,892
PETSMART INC	Common Stock		1,796
PFIZER INC	Common Stock	1,149,121	1,485,435
PHARMOS CORP COM PAR $.03	Common Stock		66
PHELPS DODGE CORP	Common Stock		23,581
PIKE ELEC CORP COM	Common Stock		12,165
PILGRIMS PRIDE CORP CL B	Common Stock		93,345
PIONEER DRILLING CO	Common Stock		109,463
PLANTRONICS INC NEW	Common Stock		2,830
PLUM CREEK TIMBER CO INC	Common Stock		8,003
PMC-SIERRA INC	Common Stock		9,252
POLARIS INDS INC	Common Stock		5,020
POORE BROTHERS INC	Common Stock		1,227
POP3 MEDIA CORP	Common Stock		40
PORTALPLAYER INC COM	Common Stock		2,832
POWERWAVE TECH INC	Common Stock		6,285
PRICESMART INC	Common Stock		1,505
PRIMEWEST ENERGY TR UT TR	Common Stock		42,581
PROCTER & GAMBLE CO	Common Stock	6,120,969	6,487,393
PROTEIN DESIGN	Common Stock		3,467
PROVIDENT ENERGY TR	Common Stock		12,121
PROXIM CORP CL A NEW NO STOCKHOLDERS EQTY 7/27/05	Common Stock		7
PRUDENTIAL FINL INC	Common Stock		3,660
PUTNAM HIGH INCOME BOND FD	Common Stock		18,925
PUTNAM MASTER INTER INCOME TR SH BEN INT	Common Stock		6,337
QLOGIC CORP	Common Stock		30,982
QLT INC	Common Stock		16,536
QUALCOMM INC	Common Stock	4,311,404	5,021,763
QUALITY SYSTEMS	Common Stock		8,520
QUANTUM CORP DLT & STORAGE	Common Stock		6,100
QUANTUM FUEL SYS TECHNOLOGIES WORLDWIDE INC	Common Stock		2,680
QUEST DIAGNOSTICS INC	Common Stock		5,148
RADCOM LTD SEDOL #2117124	Common Stock		14,175
RADIANT SYSTEMS INC	Common Stock		9,120
RADIOSHACK CORP	Common Stock		3,155
RADYNE CORP COM PAR $.002	Common Stock		1,457
RAMBUS INC	Common Stock		19,752
RAMP CORP COM NEW	Common Stock		8
RAYONIER INC	Common Stock		4,446
RED HAT INC	Common Stock		10,904
REDBACK NETWORKS INC COM NEW	Common Stock		281
RENAISSANCERE HOLDINGS LTD	Common Stock	552,067	548,807
RENAL CARE GROUP INC CASH MERGER @$48.00 PER SHARE	Common Stock		7,097
RENT A CENTER INC	Common Stock		11,316
REPLIGEN CORP	Common Stock		1,400
RESEARCH IN MOTION LTD	Common Stock		33,005
REYNOLDS AMERN INC	Common Stock		1,907
RF MICRO DEVICES INC	Common Stock		3,787
RITE AID CORP	Common Stock		11,595
ROCKWELL AUTOMATION INC	Common Stock		23,664
ROCKWELL MEDICAL TECH INC	Common Stock		1,131
ROYAL DUTCH SHELL PLC	Common Stock	1,271,427	1,366,152

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

ROYCE VALUE TR INC	Common Stock		8,936
RUBICON MINERALS CORP	Common Stock		870
RUTHS CHRIS STEAK HSE INC	Common Stock		796
RYERSON INC	Common Stock		11,163
SABA SOFTWARE INC COM NEW	Common Stock		3,672
SAFENET INC COM	Common Stock		2,384
SAFEWAY INC	Common Stock	1,182,333	1,376,075
SANDISK CORP	Common Stock		43,974
SANGAMO BIOSCIENCES INC	Common Stock		4,030
SANMINA SCI CORP	Common Stock		686
SANOFI-AVENTIS SPONSORED ADR	Common Stock		21,950
SARA LEE CORP	Common Stock		5,670
SASOL LTD SPON ADR	Common Stock		20,460
SCHERING PLOUGH CORP	Common Stock		39,615
SCHLUMBERGER LTD	Common Stock	283,028	268,604
SCHWAB CHARLES CORP	Common Stock	610,115	605,506
SCRIPPS E W CO OH	Common Stock	890,370	886,698
SEAGATE TECHNOLOGY	Common Stock		8,996
SEARS HLDGS CORP	Common Stock		2,195
SECTOR SPDR TR SHS BEN INT ENERGY	Common Stock		1,057
SECTOR SPDR TR SHS BEN INT UTILITIES	Common Stock		7,220
SEITEL INC COM PAR $.01	Common Stock		752
SELECT SECTOR SPDR TR HEALTH CARE	Common Stock		36,979
SENIOR HOUSING PROP TRUST	Common Stock		33,820
SERENA SOFTWARE INC	Common Stock		4,686
SHANDA INTERACTIVE ENTMT LTD SPON ADR	Common Stock		8,382
SHINHAN FINL GROUP CO LTD	Common Stock		8,150
SHIP FINANCE INTERNATIONAL LIMITED	Common Stock		5,199
SHUFFLE MASTER	Common Stock		12,620
SIEBEL SYSTEMS INC	Common Stock		33,930
SILGAN HOLDINGS INC	Common Stock		5,418
SILICON IMAGE INC	Common Stock		11,791
SINA CORP REG SHS	Common Stock		8,601
SIRIUS SATELLITE RADIO INC	Common Stock		357,318
SIRNA THERAPEUTICS INC	Common Stock		1,212
SKYWORKS SOLUTIONS INC COM	Common Stock		178
SLM CORP COM	Common Stock		2,755
SMURFIT STONE CONTAINER CORP	Common Stock	963,845	1,010,228
SOCKET COMM INC	Common Stock		565
SOHU.COM INC	Common Stock		4,768
SOLECTRON CORP	Common Stock	1,780,134	732,205
SONIC CORP	Common Stock		8,850
SONICBLUE INC COM	Common Stock		5
SONTRA MED CORP COM	Common Stock		7,050
SONUS NETWORKS INC	Common Stock		7,068
SONY CORP ADR NEW	Common Stock		20,400
SOUTHERN CO	Common Stock		3,453
SOUTHERN COPPER CORP DEL COM	Common Stock		24,572
SOUTHERN UNION CO NEW COM	Common Stock		236
SOUTHWEST AIRLS CO	Common Stock	1,624,874	1,857,613
SOUTHWESTERN ENERGY CO	Common Stock		197,311
SPECTRANETICS CORP	Common Stock		53,100
SPEEDUS.COM INC	Common Stock		1,177
SPRINT NEXTEL CORP	Common Stock	1,675,371	1,935,294
SPRINT NEXTEL CORP FON SHS	Common Stock		41,160
ST JOE COMPANY	Common Stock		33,610
ST JUDE MED INC	Common Stock	1,992,505	2,746,159
ST PAUL TRAVELERS INC	Common Stock		3,975
STANDARD MICROSYS CP	Common Stock		1,865
STANLEY FURNITURE CO.	Common Stock		93,380
STANTEC INC	Common Stock		5,763
STARBUCKS CORP	Common Stock	775,158	757,447
* STATE STREET CORP	Common Stock		11,246
STEMCELLS INC	Common Stock		3,450
STERICYCLE INC	Common Stock		19,430
STERLING CONSTRUCTION INC	Common Stock		4,208
STOLT OFFSHORE S A	Common Stock		4,664
STRATASYS INC	Common Stock		12,505
STRATOS INTL INC FORMERLY STRATOS LIGHTWAVE INC TO 11/21/2003	Common Stock		153
STREETTRACKS DOW JONES GLOBAL TITANS INDEX FUND	Common Stock		3,901
STREETTRACKS GOLD TR GOLD SHS	Common Stock		24,758
STREETTRACKS WILSHIRE REIT INDEX FUND	Common Stock		52,909
STRYKER CORP	Common Stock		53,671
SULPHCO INC COM	Common Stock		11,300
SUMMIT FINL GROUP INC	Common Stock		34,010
SUN HYDRAULICS INC	Common Stock		5,799
SUN MICROSYSTEMS INC	Common Stock		62,875
SUNCOR ENERGY INC FRMLY SUNCOR INC	Common Stock		25,003
SUNTRUST BKS INC	Common Stock	1,113,426	1,171,096
SUPERIOR ENERGY SERVICES INC	Common Stock		8,420
SUREBEAM CORP CL A	Common Stock		74
SYCAMORE NETWORKS INC	Common Stock		8,640
SYMANTEC CORP	Common Stock	1,541,192	1,344,384
SYMBOL TECH INC	Common Stock		2,185
SYNERON MEDICAL LTD ORD SHS	Common Stock		1,588
SYNGENTA AG SPONSORED ADR	Common Stock		12,455
SYS	Common Stock		15,954
SYSCO CORP	Common Stock		17,388

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

TALBOTS INC	Common Stock		2,782
TALK AMER HLDGS INC NEW	Common Stock		3,452
TAN RANGE EXPL CORP	Common Stock		36,614
TARGET CORP	Common Stock	4,711,013	5,048,291
TARGETED GENETICS CORP 1 FOR 10 REVERSE SPLIT INTO TARGETED GENETICS CORP COM	Common Stock		2,548
TASER INTERNATIONAL INC	Common Stock		63,364
TEAM INC	Common Stock		844
TECH DATA CORP	Common Stock	738,654	732,699
TELIK INC	Common Stock		3,398
TELLABS INC	Common Stock	1,038,645	1,310,762
TELUS CORP NON VTG SHS	Common Stock		4,026
TENARIS SA SPONS ADR	Common Stock		5,790
TENET HEALTHCARE CORP	Common Stock		3,102
TERRA INDS INC	Common Stock		3,696
TESORO CORP COM FORMERLY TESORO PETE CORP TO 11/08/2004	Common Stock		6,170
TEVA PHARMACEUTICAL INDS LTD	Common Stock	2,884,170	4,123,831
TEXAS INSTRS INC	Common Stock	1,025,313	1,146,356
TEXAS INSTRUMENTS INC	Common Stock		35,277
TEXTRON INC	Common Stock	1,308,128	2,265,199
THE ST PAUL TRAVELERS COS INC	Common Stock	758,135	908,030
THERMO ELECTRON CORP	Common Stock	900,810	1,190,067
THIRD WAVE TECHNOLOGIES INC	Common Stock		6,437
TIKCRO TECHNOLOGIES LTS N/C FROM M8789G100	Common Stock		345
TIME WARNER INC	Common Stock		93,252
TIME WARNER INC NEW	Common Stock	3,719,951	3,950,500
TOLL BROS INC	Common Stock		3,741
TOOTSIE ROLL INDS	Common Stock		2,170
TOP TANKERS INC	Common Stock		6,150
TRAFFIX INC	Common Stock		5,120
TRANSCANADA CORP	Common Stock		3,148
TRANSMERIDIAN EXPL INC	Common Stock		24,260
TRANSWITCH CORP	Common Stock		14,640
TRI ISTHMUS GROUP INC COM N/C FROM 92908B303	Common Stock		4
TRIBUNE CO NEW	Common Stock		6,052
TRIMEDYNE INC	Common Stock		5,700
TRIQUINT SEMICONDUCTOR INC	Common Stock		9,123
TYCO INTL LTD	Common Stock	799,627	1,382,134
TYCO INTL LTD NEW	Common Stock		43,728
UAL CORP COM PAR $0.01 NO STOCKHOLDERS EQUITY 02/01/06	Common Stock		851
UBS AG	Common Stock	1,417,934	1,437,515
UGI CORP NEW	Common Stock		13,002
ULTRA PETROLEUM CORP	Common Stock		17,577
UNILEVER N V	Common Stock	2,548,355	2,616,616
UNILEVER PLC NEW SPONS ADR NEW	Common Stock		8,024
UNITED ONLINE INC	Common Stock		9,812
UNITEDHEALTH GROUP	Common Stock		73,263
UNITEDHEALTH GROUP INC	Common Stock	1,405,610	3,337,969
UNIVISION COMM INC CL A	Common Stock		1,470
UNUMPROVIDENT CORP	Common Stock	1,276,364	1,673,593
US BANCORP DEL	Common Stock	1,490,305	1,579,035
USEC INC	Common Stock		13,424
UTSTARCOM INC	Common Stock		97,728
VA SOFTWARE CORP	Common Stock		5,749
VALERO ENERGY CORP	Common Stock		30,058
VARIAN INC	Common Stock		1,194
VASCO DATA SECURITY INTL	Common Stock		9,860
VASO ACTIVE PHARMACEUTICALS INC CL A	Common Stock		880
VASOGEN INC	Common Stock		2,075
VENTIV HEALTH INC	Common Stock		9,448
VERISIGN INC	Common Stock		6,789
VERITAS DGC INC	Common Stock		7,098
VERIZON COMMUNICATIONS	Common Stock		28,612
VERSANT CORP COM NEW	Common Stock		1,094
VERTICALNET INC COM NEW	Common Stock		2,900
VIA NET WORKS INC	Common Stock		1,568
VIACELL INC	Common Stock		2,248
VINTAGE PETE INC EXCH’D FOR $20.00 + .42 SHARES OF OCCIDENTAL PETE CUSIP 674599105	Common Stock		5,333
VIRAGEN INC COM NEW	Common Stock		494
VIROPHARMA INC	Common Stock		3,700
VISEON INC	Common Stock		800
VISUAL NETWORKS INC	Common Stock		162,900
VITESSE SEMICONDUCTR CORP	Common Stock		1,920
VOLCOM INC	Common Stock		11,665
WACHOVIA CORP 2ND NEW	Common Stock	1,649,759	2,988,335
WALGREEN CO	Common Stock	1,199,565	1,197,496
WALGREEN COMPANY	Common Stock		243,667
WAL-MART STORES INC	Common Stock		289,224
WASHINGTON MUTUAL INC	Common Stock		26,860
WASTE MANAGEMENT INC	Common Stock		1,527
WASTE MGMT INC DEL	Common Stock	1,428,689	1,483,461
WATSON PHARMACEUTICALS INC	Common Stock	1,375,948	1,492,733
WEBEX COMMUNICATIONS INC FORMERLY WEBEX INC TO 07/20/2000	Common Stock		8,652
WELLPOINT INC	Common Stock	3,650,529	4,601,006
WENDYS INTL INC	Common Stock		11,052
WESTCORP INC (CALIF) EXCH’D FOR 1.2749 SHS OF WACHOVIA CORP CUSIP 929903102	Common Stock		3,346
WESTELL TECHNOLOGIES INC CL A	Common Stock		4,500
WESTERN DIGITAL CORP DEL	Common Stock		27,915
WESTERN SILVER CORP	Common Stock		11,260

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

WHOLE FOODS MKT INC	Common Stock	731,518	979,236
WILD OATS MARKETS INC	Common Stock		1,208
WILLIAMS COS INC	Common Stock	1,152,583	1,452,820
WIRELESS FACILITIES INC	Common Stock		15,300
WISCONSIN ENERGY CORP	Common Stock	23,019	34,713
WOMEN FIRST HEALTHCARE INC	Common Stock		2
WORLDGATE COMMUNICATIONS INC	Common Stock		7,210
XILINX INC	Common Stock		34,160
XL CAPITAL LTD	Common Stock	1,405,395	1,297,412
XM SATELLITE RADIO HLDGS INC CL A	Common Stock		81,704
XOMA LTD	Common Stock		1,568
XTO ENERGY INC	Common Stock		13,567
XYBERNAUT CORP	Common Stock		1,380
YAHOO INC	Common Stock	3,243,354	5,045,557
YAMANA GOLD INC	Common Stock		6,610
YORK WATER CO COM	Common Stock		9,847
YOUTHSTREAM MEDIA NETWORKS INC	Common Stock		110
ZEBRA TECHNOLOGIES CORP CL A	Common Stock		16,069
ZHONE TECHNOLOGIES INC NEW COM	Common Stock		3,487
ZIMMER HLDGS INC	Common Stock		1,012
ZOLTEK COS INC	Common Stock		2,634
ZOMAX INC	Common Stock		2,080
ZYGO CORP	Common Stock		4,405

Common Stock			$461,907,223

U.S. Government and Government Agency Issues:

AMERICREDIT AUTOMOBILE REC TR	3.430 06JUL11 SER 2004 DF CL A4	285,640	276,834
CAPITAL AUTO RECEIVABLES ASSET	3.580 15JAN09 2004 2 ASSET BACKED NT CL A 3	783,129	768,401
CAPITAL AUTO RECEIVABLES ASSET	.990 28JAN09 SER 2004 2 ASSET BKD NT CL A 4	54,174	52,984
CONTINENTAL AIRLS	6.900 02JAN18 SER 1997 4 PASSTHUR CTF CL 4A	860,018	866,728
CONTINENTAL AIRLS PASS THRU	6.648 15MAR19 SER 1998 1PASSTHUR CUF CL A	108,896	110,692
CWABS INC	3.872 25MAR20 2004 S1 CL A2	266,007	261,450
CWABS INC	4.615 25FEB35 2004 S1 ASSET BKD CTF CL A 3	285,705	277,980
DAIMLERCHRYSLER AUTO TR	3.280 08DEC09 2004 C ASSET BKD NT CL A 4	531,955	516,913
DAIMLERCHRYSLER AUTO TR	4.200 08JUL10 2005 B ASSET BACKED NT CL A 4	192,096	189,306
FED HM LN PC POOL A37176	5.000 01SEP35	2,330,478	2,286,033
FED HM LN PC POOL A46049	5.000 01JUL35	1,091,594	1,103,256
FED HM LN PC POOL B11058	4.500 01NOV18	1,109,313	1,065,863
FED HM LN PC POOL B12373	4.500 01FEB19	1,931,681	1,853,904
FED HM LN PC POOL C48827	6.000 01MAR31	45,517	46,127
FED HM LN PC POOL E01344	4.500 01APR18	1,298,017	1,234,278
FED HM LN PC POOL E01377	4.500 01MAY18	917,517	871,642
FED HM LN PC POOL E01378	5.000 01MAY18	1,327,837	1,275,298
FED HM LN PC POOL E01386	5.000 01JUN18	1,187,081	1,144,031
FED HM LN PC POOL G01843	6.000 01JUN35	1,582,646	1,562,353
FNMA POOL 254759	4.500 01JUN18	1,689,554	1,606,679
FNMA POOL 323887	6.000 01DEC13	229,055	227,793
FNMA POOL 581043	6.000 01MAY16	95,037	95,273
FNMA POOL 615005	6.000 01DEC16	132,237	132,525
FNMA POOL 641791	6.000 01MAY17	138,039	138,381
FNMA POOL 694448	5.500 01APR33	1,049,157	1,030,992
FNMA POOL 725690	6.000 01AUG34	810,239	797,951
FNMA POOL 743346	5.500 01OCT18	1,309,205	1,278,736
FNMA POOL 748115	6.000 01OCT33	268,379	264,023
FNMA POOL 787515	6.000 01AUG19	532,510	520,545
FNMA POOL 793181	6.000 01JUL19	896,142	875,744
FNMA POOL 815316	5.500 01MAY35	1,128,439	1,106,731
FNMA POOL 821890	5.000 01JUN35	623,507	630,608
FNMA POOL 822979	5.500 01APR35	1,081,005	1,060,045
FNMA POOL 832799	5.000 01SEP35	1,520,072	1,534,507
FORD CR AUTO OWNER TR	4.380 15JAN10 2005 B NT CL A4	753,661	746,346
GOVERNMENT ISSUES	1.750 26MAR08 1.75 26MAR2008	398,040	345,038
GOVERNMENT ISSUES	4.000 15JUN09	486,975	486,629
GOVERNMENT ISSUES	4.250 31OCT07	1,846,688	1,846,799
HARLEY DAVIDSON MOTORCYCLE TR	3.760 17DEC12 2005 1 CONTRACT BKD NT CL A2	694,483	680,934
HONDA AUTO RECEIVABLES	1.000 18FEB10 ASSET BKD NT SER 2004 3 CL A 4	723,948	701,189
HONDA AUTO RECEIVABLES OWNERS	4.030 20DEC10 SER 2005 3 CL A4	295,550	289,821
JOHN DEERE OWNER TRUST	3.980 15JUN09 2005 A ASSET BKD NT CL A3	305,391	301,620
NAVISTAR FINANCIAL CORP OWNER	3.530 15OCT12 SER 2004 B CL A4	596,045	575,722
SALTON SEA FDG CORP	7.475 30NOV18 SR SECD SER F BD	200,633	233,375
UNITED MEXICAN STS	Tranche Tr 00012 4.625 10/08/2008	306,356	291,873
UNITED MEXICAN STS MTN	Tranche Tr 00008 7.500 01/14/2012	343,844	384,485
USAA AUTO OWNER TR	3.530 15JUN11 2004 3 ASSET BACKED NT CL A 4	876,612	854,264
WFS FINL 2004 4 OWNER TR	2.980 17SEP09 AUTO RECEIVABLE BKD NT CL A3	413,741	407,329
WFS FINL 2004 4 OWNER TR	3.440 17MAY12 AUTO RECVABLES SR 2004 4 C A4	290,631	282,776

U.S. Government and Government Agency Issues			$35,492,806

Corporate and Other Obligations:

AETNA INC	7.875 01MAR11 FORMERLY AETNA US HEALTH	783,110	762,302
ALBERTSONS INC	7.750 15JUN26 NT	26,489	28,246
ALBERTSONS INC	7.450 01AUG29 SR DEB	210,983	223,780
ALBERTSONS INC	8.700 01MAY30 SR DEB	9,169	9,801
ALBERTSONS INC	8.000 01MAY31 SR NT	235,774	242,328
ALBERTSONS INC	6.625 01JUN28 TRANCHE TR 00074	19,739	21,012

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

ALTRIA GROUP INC	5.625 04NOV08 NT	746,649	749,042
AMERICA MOVIL S A DE C V	5.500 01MAR14 GTD SR NT	301,505	301,633
AMERICAN STORES CO NEW	8.000 01JUN26 DEB	37,316	41,236
ARAMARK CORP	5.000 01JUN12 SR NT	93,585	90,465
AT + T CORP ACQUIRED	9.750 15NOV31 USD SR NT	2,278,452	2,301,874
AXIS CAP HLDGS LTD	5.750 01DEC14 SR NT	324,426	325,194
CAMPANHIA ENER DE MINAS GERAIS SPONS ADR PAR $.01 REP NON VTG PFD	Preferred Stock		5,529
CAPITAL ONE BK	4.875 15MAY08 TRANCHE TR 00174	1,022,474	1,005,747
CHESAPEAKE ENERGY CORP	6.875 15JAN16 SR NT	94,779	95,936
CHESAPEAKE ENERGY CORP	6.375 15JUN15 SR NT	307,187	305,322
CHESAPEAKE ENERGY CORP	6.500 15AUG17 SR NT 144A	292,931	297,046
CHESAPEAKE ENERGY CORP	6.875 15NOV20 SR NT 144A	43,843	44,889
CIA PARANAENSE DE ENERGIA SPONS ADR REPSTG PFD CL B NON VTG	Preferred Stock		753
* CITI GROUP INC NEW	3.375 01APR09 SR NT	883,592	843,682
* CITIGROUP INC	5.750 10MAY06 GLOBAL SR NT	297,230	286,739
CLEAR CHANNEL COMMUNICATIONS	5.750 15JAN13 NT	33,172	33,808
CLEAR CHANNEL COMMUNICATIONS	4.900 15MAY15 SR NT	30,413	31,182
CLEAR CHANNEL COMMUNICATIONS	5.000 15MAR12 SR NT	528,524	504,891
CLEAR CHANNEL COMMUNICATIONS	5.500 15SEP14 NT DTD	60,424	61,279
COLONIAL RLTY LTD PARTNERSHIP	4.750 01FEB10 SR NT	113,295	110,362
COMCAST CORP NEW	5.850 15NOV15 NT	738,462	743,478
COMPUTER ASSOC INTL INC	5.625 01DEC14 SR NT 144A	1,162,182	1,159,087
CORNING INC	6.200 15MAR16 NT	714,905	755,643
COX COMMUNICATIONS INC NEW	5.450 15DEC14 NT	261,422	254,768
DEERE JOHN CAP CORP	3.900 15JAN08 GLOBAL NT	590,362	579,560
DEUTSCHE TELEKOM INTL FIN B V	3.875 22JUL08 GLOBAL NT	579,674	577,372
DEVELOPERS DIVERSIFIED RLTY CO	5.375 15OCT12 NT	607,908	601,624
ENRON CAP RES L P PFD SER A 9% MIP	Preferred Stock		15
ENTERPRISE PRODUCTS OPER	4.950 01JUN10	152,457	149,747
EOP OPER LTD PARTNERSHIP	6.800 15JAN09 NT	840,691	772,613
ERAC USA FIN CO	7.350 15JUN08 GTD NT 144A	449,154	439,388
FIRSTENERGY CORP	6.450 15NOV11 NT SER B	846,404	835,470
FORD MTR CR CO	7.000 01OCT13 GLOBAL NT	536,437	484,054
GENERAL ELEC CAP CORP MTN	3.750 15DEC09 TRANCHE TR 00665	1,140,006	1,096,485
GENERAL ELECTRIC CAPITAL CORP	1.400 02NOV06 1.4 PCT (MTN) 02NOV2006	590,618	557,554
GENERAL MTRS ACCEP CORP	6.875 15SEP11 NT	677,860	664,870
GEORGIA PAC CORP	7.375 01DEC25 DEB	35,820	35,468
GEORGIA PAC CORP	7.250 01JUN28 DEB	76,229	74,218
GEORGIA PAC CORP	7.750 15NOV29 DEB	494,246	480,975
GOLDMAN SACHS GROUP INC	4.500 15JUN10 SR NT	968,944	962,817
HALLIBURTON CO	5.500 15OCT10 SR NT REGS	1,118,252	1,066,647
HARRAHS OPER INC	7.125 01JUN07 SR NT	388,193	378,835
HCA INC	6.250 15FEB13 NT 6.25PCT13	616,679	591,556
HOUSEHOLD FIN CORP	6.500 15NOV08 NT	945,430	922,859
INTERNATIONAL BUSINESS MACHS	4.250 15SEP09 NT	485,564	482,900
ISTAR FINL INC	5.150 01MAR12 SR NT	482,550	477,073
J P MORGAN CHASE + CO	3.625 01MAY08 GLOBAL SR NT	1,010,340	958,270
JAPANESE YEN	JAPANESE YEN	—	(66)
KRAFT FOODS INC	5.250 01JUN07 NT	679,236	667,728
KROGER CO	6.750 15APR12	132,614	129,514
KROGER CO	6.200 15JUN12 SR NT	77,775	75,702
KROGER CO	5.500 01FEB13 NT	302,364	296,632
KROGER CO	4.950 15JAN15 SR NT	768,777	729,722
L 3 COMMUNICATIONS CORP	6.375 15OCT15 SR SUB NT 144A	102,507	103,190
LB UBS COML MTG TR	4.647 16DEC11 2005 C3 COML MTG PASSTHRU A3	490,118	475,169
LEHMAN BROS HLDG	7.000 01FEB08	960,492	948,703
MEDPARTNERS INC	7.375 01OCT06 SR NT	157,808	155,314
METHANEX CORP	6.000 15AUG15 SR NT	568,665	555,323
MORGAN STANLEY CAP I INC	4.890 12JUN47 2005 TOP19 COML MTG CL A 4A	723,131	705,092
NOVASTAR FINL INC PFD SER C 8.90%	Preferred Stock		11,750
PEMEX PROJ FDG MASTER TR	6.125 15AUG08 GTD NT	590,710	602,959
PREMCOR REFNG GROUP INC	6.750 01FEB11 SR NT	366,062	384,041
PROGRESS ENERGY INC	7.100 01MAR11 SR NT	301,656	292,320
PROVIDENT COS INC	7.250 15MAR28 SR NT	68,406	71,152
QWEST CAP FDG INC	7.750 15FEB31 NT	32,673	33,104
QWEST CORP	7.875 11SEP11 NT	321,182	318,474
RESIDENTIAL CAP CORP	6.375 30JUN10 NT	194,546	195,215
RESIDENTIAL CAP CORP	6.125 21NOV08 NT	378,804	380,235
ROGERS CABLE INC	6.750 15MAR15 SR SECD 2ND PRIORITY NT	389,999	385,002
SHAW COMUNICATIONS INC	7.500 20NOV13 SR NT	104,973	122,345
SIMON PPTY GROUP INC NEW	3.750 30JAN09 NT	689,465	661,863
SPRINT CAP CORP	6.875 15NOV28 NT	1,392,633	1,550,228
TIME WARNER INC	6.625 15MAY29 DEB	894,652	836,266
U S WEST COMMINICATIONS INC	7.250 15OCT35 DEB	159,982	162,045
U S WEST COMMUNICATIONS INC	7.250 15SEP25 DEB	160,518	161,750
UNION PAC CORP	3.625 01JUN10 NT	635,985	604,067
UNUMPROVIDENT CORP	6.750 15DEC28 NT	232,908	241,346
UNUMPROVIDENT CORP	7.375 15JUN32 SR DEB	55,881	56,845
US WEST CAP FDG INC	6.500 15NOV18 DEB	143,812	143,449
VERIZON NEW ENG INC	6.500 15SEP11 DEB	181,323	171,807
VERIZON NEW ENG INC	4.750 01OCT13	24,132	22,895
WELLPOINT INC	3.750 14DEC07 NT	391,187	385,338
WELLS FARGO + CO NEW	3.500 04APR08 GLOBAL NT	1,011,690	957,325
WELLS FARGO + CO NEW	3.125 01APR09 NT	98,368	93,325
XEROX CORP	6.875 15AUG11 SR NT	383,647	372,195

Corporate and Other Obligations			$38,886,788

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

Synthetic Guaranteed Investment Contracts:

Cash & Cash Equivalents
* State Street Bank + Trust Co	Short-Term Investment Fund	14,076,562	14,076,562
SunTrust Bk Atlanta GA	DTC MMI Generics ST Cusip 4.415 06/15/2009	186,172	186,172
UBS FIN DEL LLC DISC COML3/A3	4.190 03JAN06 DTC MMI Generic St Cusip	195,879	195,879
UBS FIN DEL LLC DISC COML3/A3	4.300 03JAN06 DTC MMI Generic St Cusip	587,561	587,561
US Dollar	Cash	523,436	523,436

			15,569,610

U.S. Government and Government Agency Issues
BADGER TOB ASSET SECURITIZATIO	6.125 01JUN27 ASSET BKD	233,828	268,580
ERIE CNTY NY TOB ASSET SECURIT	6.000 01JUN28 TAXABLE ASSET BKD SER E	344,108	345,385
FAIRFAX CNTY VA	5.250 01APR13 REF + PUB IMPT SER A	678,209	649,607
FED HM LN PC POOL A35931	4.500 01JUL35	483,838	480,394
FED HM LN PC POOL A37435	4.500 01SEP35	95,690	95,009
FED HM LN PC POOL A46675	4.500 01AUG35	676,980	671,995
FED HM LN PC POOL A47055	4.500 01SEP35	824,786	820,607
Fed Hm Ln PC Pool B12725	4.000 01MAR14	729,364	718,211
FED HM LN PC POOL B16497	5.500 01SEP19	818,380	796,823
FED HM LN PC POOL E01343	5.000 01APR18	1,261,914	1,211,808
FED HM LN PC POOL E01377	4.500 01MAY18	2,303,282	2,180,158
Fed Hm Ln PC Pool E98695	4.500 01AUG18	1,458,224	1,462,850
FED HM LN PC POOL G01843	6.000 01JUN35	3,862,715	3,813,186
FED HM LN PC POOL G01953	.990 01NOV35	947,750	940,771
Fed Hm Ln PC Pool G11371	4.500 01MAR13	326,112	324,155
FED HM LN PC POOL M80843	3.500 01SEP10	105,815	104,787
FED HM LN PC POOL M90952	4.000 01OCT09	160,189	154,073
FED HM LN PC POOL M90954	4.000 01NOV09	416,970	402,992
FED HM LN PC POOL M90966	4.000 01JAN10	445,726	433,130
FEDERAL FARM CR BKS	2.375 02OCT06	1,562,481	1,541,340
FEDERAL HOME LN BK CONS DSC NT	.010 11JAN06	9,377,323	9,377,323
Federal Home Ln Bks	5.375 15FEB07 CONS BD	1,213,213	1,213,631
Federal Home Ln Bks	05OCT07 CONS BD	452,790	456,016
FEDERAL HOME LN MTG CORP	3.500 15JUN17 SEr 2677 CL MJ	3,993,367	3,940,230
FEDERAL HOME LN MTG CORP	6.000 15JUL27 PREASSIGN 00249	805,160	845,275
FEDERAL HOME LN MTG CORP	6.000 15FEB11 SER 1819 CL 1819 E	1,488,678	1,618,503
Federal Home Ln Mtg Corp Mtn	3.250 02NOV07 TRANCHE TR 00636	357,483	357,439
Federal Home Ln Mtg Corp Mtn	3.550 15NOV07	2,357,897	2,356,402
FEDERAL HOME LN MTG DISC NTS	.010 03MAR06	3,070,807	3,070,807
Federal Home Ln Mtg PC Gtd	6.5 15AUG08 SER 1563 CL 1563 K	208,938	205,612
FEDERAL HOME LN MTG PC GTD	4.500 15NOV07 SER 1404 FA	131,130	147,651
FEDERAL HOME LN MTG PC GTD	6.000 15NOV SER 1673 CL 1673 H	599,129	654,293
Federal Natl Mtg Assn	1/22/2008	1,350,795	1,357,004
Federal Natl Mtg Assn	5.503 25SEP PREASN 00664 SER 2004 T11 CL B	437,991	439,899
FEDERAL NATL MTG ASSN	3.875 17NOV08 PREASSIGN 00311	1,169,239	1,151,166
FEDERAL NATL MTG ASSN	4.768 25APR12 PREASSIGN 00533/2002 T11 CL A	595,352	584,332
FEDERAL NATL MTG ASSN	5.139 25DEC11 REMIC TR 2002 T3 CL A PRIN ONL	676,964	661,182
FEDERAL NATL MTG ASSN DISC NTS	.010 22MAR06	387,661	387,661
FEDERAL NATL MTG ASSN DISC NTS	.010 10FEB06	8,231,897	8,231,897
FEDERAL NATL MTG ASSN DISC NTS	.010 18JAN06	1,830,023	1,830,023
FEDERAL NATL MTG ASSN REMIC	1.000 25MAY30 REMIC TR 2003 88 CL F	5,433,459	5,404,106
FEDERAL NATL MTG ASSN REMIC	5.703 25MAY11 PREASSIGN 00860 SER 2001 T6 A	884,226	838,797
FEDERAL NATL MTG ASSN REMIC	6.088 25MAY11 PREASSIGN 00861	1,096,742	982,073
FHLMC TBA JAN 30 GOLD SINGLE	4.500 31DEC99	283,453	285,719
FHLMC TBA JAN 30 GOLD SINGLE	6.000 01DEC99	707,919	712,329
Financing Corp	9.800 06APR18	684,313	680,967
Financing Corp Cpn Fico Strips	.010 07 MAR07 SER 15 INT PMTON 9.65 2019	443,840	450,192
Financing Corp Cpn Fico Strips	.010 07 SEP09 SER 15 INT PMT ON 9.65 2019	2,084,065	2,187,821
Financing Corp CPN FICO Strips	.010 11NOV06 SER 1 INT PMT ON 10 2018	434,601	448,159
Financing Corp CPN FICO Strips	.010 06JUN13 SER 12 INT PMT ON 9.90 2018	620,990	628,606
Financing Corp Cpn Fico Strp	06APR07 GENERIC INT PMT	749,493	776,472
FNMA TBA FEB 30 SINGLE FAM	5.000 01DEC99	19,349,412	19,446,709
FNMA TBA FEB 30 SINGLE FAM	5.000 01DEC99	1,845,066	1,845,066
FNMA TBA JAN 15 SINGLE FAM	5.000 01DEC99	1,198,949	1,206,573
FNMA TBA JAN 15 SINGLE FAM	4.500 01DEC99	3,703,535	3,736,593
FNMA TBA JAN 15 SINGLE FAM	6.000 01DEC99	1,799,193	1,801,214
FNMA TBA JAN 30 SINGLE FAM	5.000 01DEC99	1,587,074	1,599,456
FNMA TBA JAN 30 SINGLE FAM	6.500 01DEC99	4,973,861	4,989,634
FNMA TBA JAN 30 SINGLE FAM	5.500 01DEC99	8,162,920	8,211,509
FNMA POOL 125420	5.500 01MAY11	33,492	35,220
FNMA POOL 254088	5.500 01DEC16 254088	222,885	228,372
FNMA POOL 254140	5.500 01JAN17	652,826	665,301
FNMA POOL 254693	5.500 01APR33	1,348,405	1,327,420
FNMA POOL 254722	5.500 01MAY18	1,382,006	1,337,072
FNMA POOL 254753	4.000 01MAY10	520,709	499,672
FNMA POOL 254845	4.000 01JUL13	326,178	323,808
FNMA POOL 254909	4.000 01SEP13	143,457	141,313
FNMA POOL 255066	5.500 01JAN19	18,180	18,008
FNMA POOL 255706	5.500 01MAY35	510,277	501,411
FNMA POOL 255770	5.500 01JUL35	947,584	930,651
FNMA POOL 313709	6.905 01JUN07	84,119	79,095
FNMA POOL 323348	8.500 01JUN12	54,791	54,653
FNMA POOL 343347	5.500 01APR11	303,061	311,897
FNMA POOL 357418	4.000 01AUG18	867,248	861,587
FNMA POOL 357797	5.500 01JUN35	2,514,270	2,481,131
FNMA POOL 386255	3.530 01JUL10	516,182	508,389

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

FNMA POOL 386284	3.640 01JUN10	474,996	460,827
FNMA POOL 456654	5.500 01FEB14	156,447	151,514
FNMA POOL 545296	6.000 01NOV16	388,196	383,114
FNMA POOL 545696	6.000 01JUN22	1,060,242	1,036,293
FNMA POOL 545834	5.500 01AUG17	93,616	92,799
FNMA POOL 545904	5.500 01SEP17	1,187,692	1,154,067
FNMA POOL 555218	5.500 01JAN18	908,820	900,469
FNMA POOL 555541	4.520 01APR33	673,238	662,972
FNMA POOL 555677	5.500 01JUL33	3,947,408	3,885,975
FNMA POOL 623505	6.000 01DEC11	860,967	841,010
FNMA POOL 673022	5.500 01DEC17	73,432	72,791
FNMA POOL 687069	5.500 01JAN13	1,117,579	1,079,839
FNMA POOL 711995	4.000 01SEP18	767,081	767,550
FNMA POOL 720947	6.500 01JUL33	337,892	330,428
FNMA POOL 722999	5.000 01JUL18	2,716,433	2,658,063
FNMA POOL 725423	5.500 01MAY34	1,160,615	1,141,403
FNMA POOL 725424	5.500 01APR34	598,570	589,300
FNMA POOL 725433	5.500 01MAR19	17,059	16,898
FNMA POOL 725690	6.000 01AUG34	484,306	476,961
FNMA POOL 725711	5.500 01JUL19	1,387,838	1,375,559
FNMA POOL 725793	5.500 01SEP19	794,741	787,224
FNMA POOL 725946	5.500 01NOV34	6,754,839	6,701,446
FNMA POOL 728678	4.000 01JUL18	372,418	377,205
FNMA POOL 730823	4.000 01AUG18	613,274	609,419
FNMA POOL 735224	5.500 01FEB35	2,973,942	2,927,999
FNMA POOL 735227	5.500 01FEB35	436,595	429,117
FNMA POOL 735230	5.500 01FEB35	1,931,989	1,897,429
FNMA POOL 735654	4.065 01OCT44	712,361	711,303
FNMA POOL 735874	6.000 01 JUL20	778,894	771,366
FNMA POOL 735895	.990 01SEP35	2,709,591	2,673,099
FNMA POOL 735896	.990 01SEP35	3,948,314	3,895,105
FNMA POOL 743132	5.000 01OCT18	2,757,251	2,697,990
FNMA POOL 745179	.990 01DEC20	2,490,100	2,490,100
FNMA POOL 759866	5.500 01FEB34	601,788	592,422
FNMA POOL 761379	5.500 01JAN19	152,454	151,082
FNMA POOL 786225	5.000 01JUL19	440,460	436,387
FNMA POOL 790340	5.500 01AUG19	705,171	698,763
FNMA POOL 791404	5.000 01OCT19	379,957	371,047
FNMA POOL 808277	5.500 01AUG35	517,751	508,755
FNMA POOL 815039	5.500 01MAY35	518,260	509,256
FNMA POOL 821398	5.500 01MAY35	803,343	789,298
FNMA POOL 823293	5.500 01JUL35	563,810	554,013
FNMA POOL 825308	5.500 01MAY35	555,882	546,396
FNMA POOL 825803	5.500 01SEP35	910,861	894,584
FNMA POOL 826522	5.500 01JUL35	534,322	525,204
FNMA POOL 830735	5.500 01JUL35	461,457	453,211
FNMA POOL 830763	5.500 01AUG35	467,164	458,960
FNMA POOL 830784	5.500 01AUG35	983,570	966,298
FNMA POOL 830953	5.500 01AUG35	1,456,786	1,430,753
FNMA POOL 833350	5.500 01AUG35	983,724	966,144
FNMA POOL 835164	5.500 01AUG35	982,723	965,466
FNMA POOL 835268	5.500 01AUG35	546,137	536,648
FNMA POOL 835687	5.500 01NOV34	434,591	427,147
FNMA POOL 837589	5.500 01SEP34	506,905	498,223
FNMA POOL 841068	4.198 01NOV34	1,632,252	1,625,772
FNMA POOL 844048	5.000 01NOV35	477,044	474,088
FNMA TBA JAN 30 SINGLE FAM	6.000 01DEC99	4,075,431	4,088,407
FREDDIE MAC	4.320 15DEC29 SER 2411 CL FJ	130,471	131,272
GOV NATL MTG ASSN	3.022 16AUG09 2004 057 REMIC CL A	245,997	240,919
GOVERNMENT NATL MTG ASSN	4.044 16MAY21 2005 012 REMIC PSTHRU CTF CL A	194,821	190,489
GOVERNMENT NATL MTG ASSN	2.914 16JUN18 2003 088 PASSTHRU CTF CL AC	208,215	201,985
GOVERNMENT NATL MTG ASSN	4.016 16JUL27 REMIC 2005 029 PASSTHRU CL A	253,886	252,213
GOVERNMENT NATL MTG ASSN	3.607 16AUG18 REMIC TR 2003 096 CL B	264,560	257,024
GOVERNMENT NATL MTG ASSN	4.385 16AUG27 REMIC 2005 32 PASSTHR CTF CL B	339,519	336,521
GOVERNMENT NATL MTG ASSN	3.084 16APR22 2004 097 REMIC PSSTHR CTF CLAB	347,798	338,113
GOVERNMENT NATL MTG ASSN	3.206 16APR18 2003 72 REMIC PASSTHRU CL A	364,174	353,034
GOVERNMENT NATL MTG ASSN	3.110 16JAN19 2004 012 REMIC PASS CL A	452,778	433,574
GOVERNMENT NATL MTG ASSN	2.822 16DEC19 SER 2004 43 CL A	472,978	465,932
GOVERNMENT NATL MTG ASSN	4.015 16NOV10 SER 2005 50 REMIC CTF CL A	482,122	472,564
GOVERNMENT NATL MTG ASSN	4.045 16JUN35 2005 042 REMIC PASSTHRU CL A	524,333	515,648
GOVERNMENT NATL MTG ASSN	2.712 16FEB20 SERIES 2003 48 CTF CLASS AC	549,728	530,693
GOVERNMENT NATL MTG ASSN	4.449 16MAY25 REMIC 2005 87 PASS CTF CLA	670,583	672,757
GOVERNMENT NATL MTG ASSN	4.145 16FEB18 REMIC 2004 51 PASSTHRU CTF CLA	902,639	884,803
GOVERNMENT NATL MTG ASSN GTD	3.760 16JUL28 2005 090 REMIC PASS CTF CL A	449,133	449,133
GVNMT NATL MTG ASSN REMIC MTG	3.377 16MAR19 2004 025 REMIC PASS CTF CL AC	92,964	89,479
ILLINOIS EDL FACS AUTH REVS	5.000 01JUL33 PREREFUNDED UNIV CHICAGO A	41,747	47,873
ILLINOIS EDL FACS AUTH REVS	5.000 01JUL33 UNREFUNDED BAL UNIV CHICAGO A	915,755	970,036
JAPAN DEVELOPMENT BANK	1.600 20JUN14 1.6PCT 20JUN14	5,445,124	5,355,484
NEW YORK ST ENVIRONMENTAL FACS	5.000 15JUN33 REVOLVING FDS 2nd Resolution I	300,417	306,367
RUSSIAN FEDERATION	5.000 31MAR30 FRN BDS 31MAR30 USD1000 REGS	722,020	768,778
SACRAMENTO CNTY CA PENSION FDG	10JUL30 CARS TAXABLE SR C1	411,647	430,228
SOUTH AFRICA REP	8.500 23JUN17 NT	2,134,293	2,716,152
SWEDEN KINGDOM OF	5.250 15MAR11 5.25PCT 15MAR 11 SEK5000 1045	2,119,367	2,101,413
SWEDEN KINGDOM OF	5.000 28JAN09 5PCT 28JAN09 SER 1043	2,592,216	2,664,623
TOBACCO SETTLEMENT FING CORP	5.625 01JUN37 Asset Bkd	293,588	296,181
TOBACCO SETTLEMENT FING CORP	5.875 15MAY39 ASSET BKD SER B	224,715	308,089
TOBACCO SETTLEMENT REV MGMT AU	6.375 15MAY28 SER B	251,197	314,195
UNITED MEXICAN STS	4.625 08OCT08 TRANCHE TR 00012	792,376	783,760

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

UNITED MEXICAN STS MTN	7.500 14JAN12 TRANCE TR 00008	688,977	731,999
UNITED STATE TREAS NTS	4.500 15NOV15 DTD 00109	308,991	311,185
United States Treas Bds	11.250 15FEB15 DTD 02/15/85	6,130,492	5,998,302
United States Treas Bds	8.750 15AUG20	693,552	704,882
United States Treas Bds	6.250 15AUG23	810,053	830,921
UNITED STATES TREAS BDS	8.750 15MAY17	830,157	807,322
UNITED STATES TREAS BDS	8.125 15MAY21	1,248,390	1,220,870
UNITED STATES TREAS BDS	8.875 15AUG17	1,403,256	1,361,612
UNITED STATES TREAS BDS	5.250 15NOV28 BD	895,141	854,983
UNITED STATES TREAS BDS	7.250 15MAY16 7.25PCT BND 15MAY16	971,866	980,569
UNITED STATES TREAS BDS	5.250 15NOV28 BD	1,579,522	1,587,062
UNITED STATES TREAS BDS	6.250 15MAY30	8,679,326	9,151,321
UNITED STATES TREAS BILLS	.010 16MAR06 PREASSIGN 00271	242,592	242,592
UNITED STATES TREAS BILLS	.010 02MAR06	727,663	727,663
UNITED STATES TREAS BILLS	.010 02FEB06 PREASSIGN 00265	1,164,425	1,164,425
United States Treas Nts	3.375 28FEB07	10,055,788	10,046,914
UNITED STATES TREAS NTS	3.875 15JAN09 INFLATION INDEXED	252,858	250,161
UNITED STATES TREAS NTS	4.250 15JAN10 INFLATION INDEXED	893,089	880,302
UNITED STATES TREAS NTS	3.875 15SEP10	1,112,537	1,112,965
UNITED STATES TREAS NTS	4.125 15MAY15 CONS BD	2,747,903	2,779,303
UNITED STATES TREAS NTS	4.250 15AUG14	3,068,464	3,101,232
UNITED STATES TREAS NTS	3.500 15FEB10	121,300	118,472
UNITED STATES TREAS NTS	3.250 15JAN09	216,350	213,465
UNITED STATES TREAS NTS	4.000 15APR10	320,878	313,825
UNITED STATES TREAS NTS	3.625 15JUN10 DTD 00094	485,352	475,477
UNITED STATES TREAS NTS	3.375 15FEB08	1,046,553	1,031,658
UNITED STATES TREAS NTS	5.000 15FEB11	1,243,663	1,211,052
UNITED STATES TREAS NTS	4.250 15AUG15	1,439,982	1,450,775
UNITED STATES TREAS NTS	4.250 31OCT07	2,640,332	2,637,851
UNITED STATES TREAS NTS	3.500 15NOV06	3,911,909	3,888,636
UNITED STATES TREAS NTS	3.375 15NOV08 DTD 00039	4,246,366	4,152,743
UNITED STATES TREAS NTS	2.000 15MAY06	8,517,404	8,530,514
UNITED STATES TREAS NTS	1.625 15JAN15	171,899	172,328
UNITED STATES TREAS NTS	3.875 31JUL07	263,038	262,411
UNITED STATES TREAS NTS	3.875 15SEP10	330,560	331,011
UNITED STATES TREAS NTS	2.000 15JUL14 INFLATION INDEX BOND	1,085,033	1,091,415
UNITED STATES TREAS NTS	4.125 31OCT07	9,237,916	9,232,478
UNITED STATES TREAS NTS	4.750 15MAY14 00057	329,660	331,220
UNITED STATES TREAS NTS	3.625 30APR07	7,125,032	7,126,521
UNITED STATES TREAS NTS	3.500 15FEB10	14,071,168	14,074,507

			312,726,436

Corporate and Other Obligations
AEGIS ASSET BACKED SECS TR	4.237 2SEP34 2004 3 MTG PASS THRU CL A 2A	236,175	235,989
AEGON FDG CORP	5.750 15DEC20 SR NT	494,380	502,309
AETNA INC	7.7885 01MAR11 FORMERLY AETNA US HEALTH	2,021,229	1,983,261
AETNA INC NEW	7.375 01MAR06 SR NT	304,020	299,055
AID INCA INFRASTRUCTURE	2.120 26MAR09 FIN FRN	1,959,705	1,987,091
AIG Sunamerica Global Fing XII	5.300 30MAY07 SR NT 144A	316,493	295,717
Allstate Life Global Fdg I	4.250 10SEP08 TRANCHE SR 00002 144A	518,769	497,321
ALTRIA GROUP INC	5.625 04NOV08 NT	986,329	993,276
ALTRIA GROUP INC	7.000 04NOV13 NT	415,788	455,684
AMB PPTY L P	7.00 30JUN08 2008 NT	1,957,628	2,068,836
AMERADA HESS CORP	6.650 15AUG11 NT	607,439	637,006
AMERADA HESS CORP	6.650 15AUG11 NT	220,786	215,845
AMERADA HESS CORP	7.300 15AUG31 NT	243,720	266,482
American Express CR Account	4.350 15DEC11 2004 3 ASSET BKD CTF CL A	321,823	314,521
AMERICAN GEN FIN CORP MTN	2.750 15JUN08 TRANCHE TR 00389	979,353	927,666
American Intl Group Inc	2.875 15MAY08 GLOBAL SR NT	1,190,805	1,169,251
AMERICAN INTL GROUP INC	2.875 15MAY08 GLOBAL SR NT	1,071,878	1,028,953
AMERICAN INTL GROUP INC	5.050 01OCT15 NT 144A	286,104	288,497
AMERICAN STD INC	7.375 01FEB08 SHELF 2	257,058	250,096
AMERICAN STD INC	7.625 15FEB10 SR NT	436,425	426,555
AMERICREDIT AUTO RECEIVABLES	4.260 06MAY09 2005 1 ASSET BKD NT CL A 3	1,567,709	1,555,448
AMERICREDIT AUTOMOBILE REC TR	3.430 06JUL11 SER 2004 DF CL A4	489,797	474,697
Ameriprise Finl Inc	5.650 15NOV15 SR NT	244,963	249,801
AMERISOURCEBERGEN CORP	5.875 15SEP15 SR NT 144A	1,472,998	1,482,640
Amgen Inc	4.000 18NOV09 SR NT	586,753	569,638
AMOCO CORP	6.500 01AUG07 DEB	516,354	466,964
AMVESCAP PLC	5.375 27FEB13 SR NT	421,588	415,220
ANTHEM INC	3.500 01SEP07 NT	341,155	339,321
AOL TIME WARNER INC	6.750 15APR11 NT	596,866	565,913
APPALACHIAN PWR CO	5.950 15MAY33 SR NT SER H	92,890	93,504
ARAMARK CORP	5.000 01JUN12 SR NT	161,656	156,266
ARAMARK SVCS INC	6.375 15FEB08 NT	158,664	150,327
ARAMARK SVCS INC	7.000 01MAY07 NT	244,476	250,440
ARAMARK SVCS INC	7.000 15JUL06 GTD NT	563,263	568,587
ARCHSTONE SMITH OPER TR	5.250 01MAY15 NT	98,470	96,630
ARCHSTONE SMITH TR	5.000 15AUG07 SR NT	366,353	367,243
ARDEN RLTY LTD PARTNERSHIP	5.200 01SEP11 DEB	254,513	258,062
ASSOCIATES CORP NORTH AMER	6.250 01NOV08 SR NT	977,256	1,015,007
ASSURANT INC	5.625 15FEB14 SR NT	195,749	198,484
ASSURANT INC	6.750 15FEB34 SR NT	358,310	346,091
AT + T WIRELESS SVCS INC	7.500 01MAY07 NT	342,204	354,507
AT + T WIRELESS SVCS INC	7.350 01MAR06 SR NT	169,350	167,276
AT+T WIRELESS SVCS INC	7.875 01MAR11 SR NT	183,453	197,901
AT+T WIRELESS SVCS INC	8.750 01MAR31 SR NT	208,988	227,172

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

AVALONBAY CMNTYS	5.000 01AUG07 TRANCHE TR 00006	137,096	132,233
AXIS CAP HLDGS LTD	5.750 01DEC14 SR NT	552,427	553,735
BANC AMER COML MTG INC	4.128 10JUL42 SER 2004 4 COML MTG CTF CL A3	423,454	409,159
BANC AMER COML MTG INC	4.161 10DEC42 2004 6 COML MTG CTF CL A 2	551,478	531,666
BANC AMER COML MTG INC	4.877 10NOV42 2005 1 COML MTG CTF A 3	566,249	559,133
BANC AMER COML MTG INC	4.247 10JAN08 2005 2 COML MTG PASS CTF CL A2	465,430	458,888
BANK AMER CORP	3.875 15JAN08 SR NT	1,803,101	1,731,404
BANK AMER CORP	4.500 01AUG10 NT	640,860	630,696
BANK AMER CORP	7.400 15JAN11 SUB NT	687,888	647,599
BANK AMER FDG CORP	4.117 25MAY35 2005 D MTG PASSTHRU CTF CL A1	530,653	528,510
Bank of America	7.800 15FEB10 NT DTD	726,645	677,919
BANKBOSTON NA MTN	6.375 25MAR08	488,561	505,446
BAYVIEW COML ASSET TR	4.247 10JAN08 2005 2 COML MTG PASS CTF CL A2	97,985	97,985
BAYVIEW FINL SECS CO LLC	5.140 28FEB45 2005 D MTG PASSTHRU CTF CL AF2	455,610	457,198
BAYVIEW FINL SECS CO LLC	5.208 28APR39 2005 B MTG PASS CTF CL 1 A6	440,920	434,232
BEAR STEARNS ASSET BACKED SECS	3.980 25MAR352005 SD1 ASSET BKD CTF CL IA1	191,672	191,735
BEAR STEARNS COML MTG SECS INC	4.240 13AUG39 2003 TOP12 PASS CTF CL A3	428,571	411,138
BEAR STEARNS COML MTG SECS INC	5.127 01OCT43 2005 TOP20 MTG PASS CTF CL A 2	615,753	615,513
BEAR STEARNS COS INC	3.000 30MAR06 GLOBAL NT	981,763	976,044
BEAR STEARNS COS INC	4.500 28OCT10 GLOBAL NT	258,900	253,489
Berkshire Hathaway Fin Corp	4.125 15JAN10 GTD SR NT	549,174	538,039
BERKSHIRE HATHAWAY FIN CORP	4.200 15DEC10 SR NT	269,532	260,871
BHP BILLITON FIN USA LTD	4.800 15APR13 GTD SR NT	415,979	410,683
BMW Vehicle Owner TR	4.28 25FEB10 2005 A ASSET BKD NT CL A4	205,714	203,486
Boeing Cap Corp	6.500 15FEB12 SR NT	452,682	448,784
BOEING CAP CORP	4.750 25AUG08 SR NT	146,732	146,585
BOEING CAP CORP	7.375 27SEP10 SR NT	459,333	442,059
BOMBARDIER INC	6.300 01MAY14 NT 144A	335,195	334,375
BOSTON PPTYS LTD PARTNERSHIP	5.625 15APR15 SR NT	127,251	128,735
BOSTON PPTYS LTD PARTNERSHIP	5.000 01JUN15 NT	161,323	160,423
BRITISH SKY BROADCASTING GROUP	6.875 23FEB09 GTD NT	64,439	61,588
BRITISH SKY BROADCASTING GROUP	8.200 15JUL09 USD NT	1,051,371	963,835
British Telecommunications PLC	8.125 15DEC10 NT	744,523	697,404
BRITISH TELECOMMUNICATIONS PLC	8.125 15DEC10 NT	334,101	323,474
BSKYB FIN U K PLC	5.625 15OCT15 USD SR NT 144A	257,205	258,460
Burlington Norhtn Santa Fe Co	7.875 15APR07 NT	545,224	509,178
Burlington Res Fin Co	5.600 01DEC06 GTD NT	451,715	424,504
C BASS TR	1.000 25NOV36 2005 CB7MTG LN ASSET BKD AF2	298,854	298,388
CABOT FIN B V	5.250 01SEP13 NT 144A	185,098	181,090
Cadbury Schweppes US Finance	3.875 01OCT08 GTD SR NOTE 144A	439,726	427,899
CAESARS ENTERTAINMENT INC	8.875 15SEP08 SR SUB NT	164,248	158,920
CALWEST INDL TR	6.127 15FEB17 2002 CALW COML MTG 144A CL A	546,592	551,730
CAPCO AMER SECURITIZATION CORP	6.260 15OCT30 COML MTG CTF 1998 D7 A 1B	637,999	610,654
Capial One Multi Asset Execut	4.400 15AUG11 2005 8 NT CL A	460,446	456,501
CAPITAL AUTO RECEIVABLES ASSET	.990 28JAN09 SER 2004 2 ASSET BKD NT CL A4	93,064	91,018
CAPITAL AUTO RECEIVABLES ASSET	3.580 15JAN09 2004 2 ASSET BACKED NT CL A 3	1,327,487	1,302,521
CAPITAL AUTO RECEIVABLES ASSET	4.100 15JUNE08 2005 SN1 ASSET BKD NT CL A 3A	489,879	486,068
CAPITAL AUTO RECEIVABLES ASSET	1.440 15FEB07 2003 2 ASSET BACKED NT CL A3A	71,506	71,345
CAPITAL AUTO RECEIVABLES ASSET	2.640 17NOV08 SER 2004 1 ASSET BKD NT CL A 4	548,563	532,646
CAPITAL ONE BK	4.875 15MAY08 TRANCHE TR 00174	2,093,884	2,049,316
CAPITIAL ONE PRIME AUTO RECEIV	1.000 15 AUG09 SER 2005 1NT CL A 3	793,664	787,927
CARNIVAL CORP	3.750 15NOV07 GTD SR NT	244,103	239,457
CAROLINA PWR + LT CO	6.500 15JUL12 NT	1,136,085	1,091,798
CAROLINA PWR + LT CO	6.500 15JUL12 NT	204,942	215,210
CHASE COML MTG SECS CORP	7.600 18JUL28 1996 1 MTG CTF CL E	376,830	342,855
CHASE COML MTG SECS CORP	6.600 19DEC29 1997 2 MTG PASSTHRU CTF CL C	383,566	352,020
CHASE COML MTG SECS CORP	7.370 19JUN29 1997 1 MTG PASSTHRU CTF CL D	421,214	402,888
Chase Issuance TR	3.220 15JUN10 2004 9 NT CL A9	193,888	190,918
CHASE MANHATTAN AUTO OWNER	1.520 15MAY07 2003 A ASSET BKD NT CL A3	67,761	67,403
CHEVRONTEXACO CAP CO	3.500 17SEP07 GTD NT	766,453	743,915
CHEVY CHASE BK FSB	6.875 01DEC13 SUB DEB	199,060	201,850
CHUO MITSUI TR + BKG COMPANT	5.506 15APR49 SUB NT PERP144A (PERP)	289,188	289,594
CINGULAR WIRELESS LLC	5.625 15DEC06 SR NT	275,465	271,405
* CIT GROUP INC	7.750 02APR12 SR NT	186,893	177,805
* CIT GROUP INC	4.750 15AUG08 NT	401,374	400,210
* CIT GROUP INC MTN	1.000 18MAY07 TRANCHE SR 00079	186,172	186,676
* CIT GROUP INC REORGANIZED	3.875 03NOV SR NT DTD 11/08/2004	2,046,147	1,998,219
* Citibank Cr Card Issuance TR	3.100 10MAR10 SER 2003 A3 NT CL 2003 A3	1,161,034	1,135,404
* Citibank Cr Card Issuance TR	2.900 17MAY10 2003 A 6 CL A6 NT	1,149,964	1,126,954
* CITIBANK CR CARD ISSUANCE TR	2.700 15JAN08 2003 A2 CL A2 NT	1,138,418	1,106,372
* CITIFINANCIAL MTG SECS INC	3.360 25JAN33 2003 1 REMIC PASS CL AF PT	144,244	140,742
* CITIGROUP INC	1.000 09JUN09 GLOBAL SR NT	171,474	171,818
* CITIGROUP INC	4.625 09AUG10 GLOBAL NT	293,918	289,885
* CITIGROUP MTG LN TR	5.249 25AUG35 2005 WF2 MTG CTF CL AF 7	514,407	505,158
CITY NATL CORP	5.125 15FEB13 SR NT	350,409	350,684
COCA COLA ENTERPRISES INC	8.500 01FEB22 8.500 01FEB22	139,149	161,036
COLONIAL BK NATL ASSN	6.375 01DEC15 SUB NT ACCREDITED INVS	274,269	277,075
COLONIAL RLTY LTD PARTNERSHIP	4.750 01FEB10 SR NT	195,961	190,887
COMCAST CABLE COMM INC	6.875 15JUN09 SR NT	261,199	252,147
Comcast Corp	7.050 15MAR33 NT	777,797	741,169
COMCAST CORP NEW	5.850 15NOV15 NT	1,557,561	1,568,171
COMCAST CORP NEW	5.500 15MAR11 NT	471,048	463,029
COMCAST CORP NEW	5.500 15MAR11 NT	156,076	157,627
Comed Transitional Fdg Tr	5.630 25JUN09 SER 1998 1 NT CL A 6	1,497,754	1,453,000
Comeo Transitional Fdg Tr	5.740 25DEC10 SER 1998 NT CL A 7	740,328	689,252
COMMERCIAL NET LEASE RLTY INC	6.150 15DEC15 NT	175,915	179,003
CONAGRA INC	6.750 15SEP11 NT	47,968	46,967
CONAGRA INC	7.785 15SEPT10	180,183	174,886

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

CONOCO FDG CO	6.350 150CT11 NT	812,493	782,168
CONSUMERS ENERGY CO	4.250 15APR08 1ST MTG BD SER C	134,471	129,557
CONSUMERS ENERGY CO	5.375 15APR13 1ST MTG BD SER D	322,930	301,547
COORS BREWING CO	6.375 15MAY12 SR NT	405,496	410,140
CORE INVT GRADE BD TR I	4.659 30NOV07 2002 1 PASSTHRU CTF	655,031	649,595
CORNING INC	6.200 15MAR16 NT	169,700	170,345
COUNTRYWIDE FDG CORP MTN	4.000 22MAR11 TRANCHE TR 00313	331,781	313,473
COUNTRYWIDE FDG CORP MTN	4.000 22MAR11 TRANCHE TR 00313	234,354	225,885
COVENTRY HEALTH CARE INC	5.875 15JAN12 SR NT	290,895	286,999
COX COMMUNICATIONS INC NEW	5.450 15DEC14 NT	1,327,677	1,338,601
CREDIT SUISSE FIRST BOSTON MTG	3.861 15MAR36 2003 CK2 COML MTG CTF CL A 2	364,542	353,882
CREDIT SUISSE FIRST BOSTON MTG	4.183 15NOV37 2004 C5 COML MTG CTF CL A 2	467,757	450,930
CREDIT SUISSE FIRST BOSTON MTG	4.742 25JAN36 2005 HOME EQTY PASS CTF A 3	342,946	340,001
CREDIT SUISSE FIRST BOSTON MTG	6.940 25AUG32 2002 HE4 MTG CL MF1	153,224	148,498
CREDIT SUISSE FIRST BOSTON MTG	6.505 15FEB34 2001 CF2 MTG PASTHRU CTF CL A4	637,568	612,046
CREDIT SUISSE FIRST BOSTON USA	4.625 15JAN08 CLOBAL SR NT	989,504	975,177
CREDIT SUISSE FIRST BOSTON USA	5.500 15AUG13 NT	263,576	269,876
CREDIT SUISSE FIRST BOSTON USA	5.125 15AUG15 GLOBAL SR NT	413,198	412,412
CROWN CASTLE TOWERS LLC	5.612 15JUN35 2005 1A SR SECD RE NT CLD 144A	132,280	128,841
CSX CORP	6.250 15OCT08 NT	138,170	141,500
CVS CORP	4.000 15SEP09 NT	151,475	146,072
CWABS INC	3.872 25MAR20 2004 S1 CL A2	445,827	438,189
CWABS INC	4.615 25FEB35 2004 S1 ASSET BKD CTF CL A 3	489,909	476,662
DAIMLER CHRYSLER HLDGS	8.500 18JAN31 NT	102,069	106,707
DaimlerChrysler Auto TR	3.710 08OCT09 SER 2004 B CL A4	739,720	725,802
DAIMLERCHRYSLER AUTO TR	2.580 08APR09 SER 2004 CL A4	543,723	528,107
DAIMLERCHRYSLER NORTH AMER	4.875 15JUN10 SR NT	136,858	133,940
DAIMLERCHRYSLER NORTH AMER	4.875 15JUN10 SR NT	151,441	148,291
DAIMLERCHRYSLER NORTH AMER HLD	4.026 07MAR07 NT FLTG RATE DTD 7MAR05	288,823	293,655
DARDEN RESTAURANTS INC	6.000 15AUG35 SR NT	266,536	255,203
DEERE JOHN CAP CORP	3.900 15JAN08 GLOBAL NT	1,174,283	1,152,797
DEERE JOHN CAP CORP	4.400 15JUL09 TRANCHE TR 00330	293,509	288,937
DEUTSCHE TELEKOM INTL	8.000 15JUN10 GTD NT	194,264	188,858
DEUTSCHE TELEKOM INTL FIN B V	5.250 22JUL13 GLOBAL NT	267,825	258,281
DEUTSCHE TELEKOM INTL FIN BV	8.250 15JUN30 GTD NT	521,856	504,729
Diageo Cap PLC	4.375 03MAY10 GTD NT	297,848	292,479
DIAGEO FIN BV	3.000 15DEC06 NT	587,729	577,687
DLJ COML MTG CORP	7.046 12NOV31 COML MTG CTF 1998 CF2 B 1	287,655	280,790
DLJ COML MTG CORP	6.240 12NOV31 2025 COML MTG CTF 98 CF2 A1B	778,337	722,074
DOMINION RES INC DEL	7.195 15SEP14 REMARKETABLE NT SER E	385,025	364,676
DOMINION RES INC VA NEW	3.660 15NOV06 SR NT SER G	73,673	72,626
DONNELLEY R R + SONS CO	4.950 01APR14 SR NT	610,767	571,785
DUKE CAP CORP	8.00 01OCT19 SR NT	324,552	315,765
DUKE ENERGY FIELD SVCS LLC	7.875 16AUG10 NT	89,312	86,693
DUKE RLTY CORP	5.875 15AUG12 NT	243,927	253,405
DUKE RLTY LTD PARTNERSHIP	3.500 01NOV07 MED TERM NT	121,959	119,163
DUKE WEEKS RLTY LTD PRTNSHP	7.750 15NOV09 SER NT	315,526	292,436
DUKE WEKS REALTY CORP	6.950 15MAR11 NT	98,516	105,048
EL PASO CORP	7.750 15JUN10 NT 144A	400,117	399,780
ENTERPRISE PRODS OPER L P	5.600 15OCT14 SR NT	131,384	127,281
ENTERPRISE PRODS OPER L P	6.650 15OCT34 SR NT 144A	457,836	450,231
EOP OPER LTD PARTNERSHIP	4.650 01OCT10 GTD NT	97,831	94,939
EOP OPER LTD PARTNERSHIP	6.800 15JAN09 NT	1,547,466	1,434,345
EOP OPER LTD PARTNERSHIP	7.000 15JUL11 GTD NT	489,929	466,706
EQUITY ONE ABS INC	4.197 25JUL34 2004 2 MTG PASSTHRU CTF CL AF1	7,132	7,130
EQUITY RESIDENTIAL	5.125 15MAR16 NT	342,561	330,316
ERAC USA FIN CO	7.350 15JUN08GTD NT 144A	978,207	1,028,215
ERAC USA FIN CO	7.950 15DEC09 NT 144A 3C7	259,242	236,905
ERP OPER CTD PARTNERSHIP	6.625 15MAR12 NT	84,896	78,922
EURO CURRENCY	EURO CURRENCY	924	(910)
EXXON CAPITAL CORP	6.125 08SEP08 6 1/8 BDS 8SEP2008 USD1000	413,636	379,390
FALCONBRIDGE LTD NEW	5.375 01JUN15 NT	39,076	37,788
FEDERAL RLTY INVT TR	5.650 01JUN16 NT	274,359	275,913
Federated Dept Stores Inc Del	6.900 01APR29 SR DEB	379,785	374,164
FEDEX CORP	2.650 01APR07 NT	357,378	347,889
Financing Corp Cpn Fico Strips	.010 11MAY13 SER 1 INT PMT ON 10PCT	178,245	196,659
FIRSTENERGY CORP	6.450 15NOV11 NT SER B	1,578,352	1,557,961
FIRSTENERGY CORP	6.450 15NOV11 NT SER B	1,144,862	1,121,732
FIRSTENERGY CORP	6.450 15NOV11 NT SER B	281,744	280,433
FMR Corp	4.750 01MAR13 NT 144A	762,505	750,451
FORD CR AUTO OWNER TR	4.280 15JAN10 2005 B NT CL A4	1,278,645	1,266,234
FORD CR AUTO OWNER TR	3.540 15NOV08 2004 A NT CL A 4	318,392	311,996
FORD CR AUTO OWNER TR	4.480 15APR10 2005 B NT CL B	338,040	334,625
FORD CR FLOORPLAN MASTER OW TR	1.000 15JUL09 SER 2004 1 ASSET BK NT CL A	436,034	435,536
FORD MTR CR CO	4.218 16NOV06 GLOBAL NT	287,836	285,419
FORD MTR CR CO	7.375 01FEB11 GLOBAL LANDMARK SEC GLOBLS	541,981	515,315
FORD MTR CR CO	7.000 01OCT GLOBALNT	450,030	406,062
FORD MTR CR CO	5.800 12JAN09 CDT	630,889	602,608
FORTUNE BRANDS INC	2.875 01DEC06 NT	166,430	163,014
FPL ENERGY NATL WIND LLC	5.608 10MAR24 SR SECD BD 144A	97,985	97,622
FRANCE TELECOM SA	8.500 01MAR31 NT REG	230,475	222,254
Franklin Res Inc	3.700 15APR08 SR NT	442,010	429,068
FREESCALE SEMICONDUCTOR INC	6.875 15JUL11 SR NT	93,086	97,740
GE COML MTG CORP	3.915 10NOV38 2004 C1 COML MTG CTF CL A 2	566,204	541,053
GE COML MTG CORP	4.863 10JUL45 2005 C3 COML MTG PASSTHRU A3FX	512,068	504,971
General Elec Cap Corp Mtn	4.125 01SEP09 TRANCHE TR 00699	219,274	219,896
General Elec Cap Corp Mtn	7.375 19JAN10 TRANCHE TR 00443	481,627	454,434
General Elec Cap Corp Mtn	6.00 15JUN12 TRANCHE TR 00551	668,402	650,562

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

GENERAL ELEC CAP CORP MTN	3.500 15AUG07 TRANCHE TR 00605	1,977,843	1,920,215
GENERAL ELEC CAP CORP MTN	3.503 22JUN07 TRANCHE TR 00644	1,082,737	1,083,985
GENERAL MLS INC	5.125 15FRB07 NT	549,235	543,352
GENERAL MTRS ACCEP CORP	5.050 16JAN07 TRANCHE 00634	193,276	186,190
GENERAL MTRS ACCEP CORP	6.125 15SEP06 NT	288,812	285,535
GEORGIA PAC CORP	8.000 15JAN24 SR NT	268,737	262,013
GLENCORE FDG LLC	6.000 15APR14 GTD NT 144A	571,264	539,132
GOLDMAN SACHS GROUP INC	4.500 15JUN10 SR NT	2,409,140	2,393,913
GOLDMAN SACHS GROUP INC	5.125 15JAN15 SR GLOBAL NT	4,916	4,844
GOLDMAN SACHS GROUP INC	4.500 15JUN10 SR NT	456,365	459,631
Goldman Sachs Group Inc.	6.875 15JAN11 NT	350,613	332,637
Goldman Sachs Group Inc.	5.700 01SEP12 SR NT	748,335	729,119
Goldman Sachs Group Inc.	5.250 01APR13 SR NT	500,610	494,427
GREEN TREE FINL CORP	6.080 01DEC30 1999 2 MFD HSG SR SUB PASSTHRU	119,246	124,791
GREENWICH CAP COML FDG CORP	4.883 10JUN36 2004 GG1 COML MTG CTF CL A 5	379,129	373,437
GREENWICH CAP COML FDG CORP	4.305 10AUG42 2005 GG3 COML MTG PTHRU CL A2	542,847	539,088
GS MTG SECS CORP II	4.751 10JUL392005 GG4 COML MTG PASSTHRU A4A	742,219	713,073
HALLIBURTON CO	5.500 15OCT10 SR NT REGS	362,631	355,278
HARRAHS OPER INC	8.000 01FEB11 GTD SR NT	344,467	335,693
HBOS PLC	5.375 01NOV49 TRANCHE 00007 144A	430,038	425,419
HCA INC	5.250 06NOV08 NT	1,459,711	1,450,413
HEALTHCARE RLTY TR IN	8.125 01MAY11 SR NT	325,898	314,734
HEINZ H J CO	1.000 01DEC08 DEALER REMARKETABLE SECS 144A	252,261	251,643
Honda Auto Receivable Owner TR	4.800 19OCT09 2005 6 ASSET BKD CTF CL A 3	416,356	417,153
HONDA AUTO RECEIVABLES	1.000 19FEB10 ASSET BKD NT SER 2004 3 CL A 4	1,018,775	986,746
HONDA AUTO RECEIVABLES	2.190 15MAY07 SER 2003 4 CL A 3	109,742	109,311
Household Fin Corp	4.125 15DEC08 NT	1,231,430	1,196,784
HOUSEHOLD FIN CORP	6.500 15NOV08 NT	412,842	418,121
HSBC Automotive Tr	4.350 18JUN12 SER 2005 1 ASSET BKED NT CL A4	205,720	202,683
HSBC FIN CORP	5.250 14JAN11 NT	978,128	980,354
HUNTINGTON NATL BK	4.375 15JAN10 TRANCHE TR 00138	246,938	240,131
HUTCHISON WHAMPOA INTL 03 13 L	6.500 13FEB13 GTD NT 144A	353,052	363,160
Illinois St	5.100 01JUN33 Taxable Pension	1,175,026	1,277,523
Illinoise Pwr Spl Purp Tr	5.650 25DEC10 1998 1 TRANSITIONAL FDG CL A 7	1,118,668	1,047,815
INTERNATIONAL BUSINESS MACHS	4.375 01JUN09 TRANCHE TR 00113	83,038	82,243
INTERNATIONAL FLAVORS + FRAG	6.450 15MAY06 NT	198,444	191,984
INTERNATIONAL LEASE FIN CORP	4.750 13JAN12 NT	370,728	363,034
INTERNATIONAL PAPER CO	5.300 01APR15 NT	202,088	198,186
INTERNATIONAL STL GROUP INC	6.500 15APR14 SR NT	203,909	205,769
IRS 3ML USD	1.000 15JUN06 SWPV41140/SWPV041148	(115,153)	(162,757)
IRS 3ML USD	1.000 21JUN26 SWPV47865	267,559	66,949
IRS USD	5.000 21JUN16 SWP048002	—	(19,615)
IRS USD	5.000 21JUN16 SWP048143	—	(18,389)
IRS USD	5.000 21JUN11 SWP047897	—	896
IRS USD	5.000 21JUN11 SWP048267	—	4,481
IRS USD	5.000 21JUN11 SWP046592	—	20,163
IRS USD	5.000 21JUN11 SWP047871	—	94,542
ISPAT INLAND ULC	9.750 01APR14 SR SECD NT	89,950	88,775
ISTAR FINL INC	5.150 01MAR12 SR NT	127,173	123,362
J P MORGAN CHASE COML MTG	5.198 15DEC44 2005 LDP5 MTG PASS CTF CL A 2	418,518	418,518
J P Morgan Chase Coml Mtg	4.893 15AUG42 2005 LDP3 COML MTG PASS CL A S	566,218	556,040
J P Morgan Chase Coml Mtg Sec	4.625 15MAR46 2005 LDP1 COML MTG PASSTHR A2	403,734	394,896
J P MORGAN CHASE COML MTG SEC	4.625 15MAR46 22005 LDP1 COML MTG PASSTHR A2	558,882	554,743
J P MORGAN CHASE COML MTG SECS	3.175 12JAN37 2004 CIBC10 MTG PASS CTF A 1	101,248	101,295
J P MORGAN CHASE COML MTG SECS	6.260 15MAR33 2001 CIBC1 MTG PASSTHRU CL A3	722,173	772,756
J P MORGAN CHASE COML MTG SECS	4.749 15OCT42 2005 LDP4 CTF CL A2	418,508	412,077
J P MORGAN CHASE COML MTG SECS	4.302 15JAN38 2004 C1 PASSCTF CL A2	512,013	489,658
J P MORGAN CHASE COML MTG SECS	4.790 15OCT42 2005 LDP4 CTF CL A2	418,508	412,077
JAPANESE YEN	JAPANESE YEN	48,764	48,482
JEFFERIES GROUP INC NEW	7.750 15MAR12 SR NT	200,573	223,365
JEFFERIES GROUP INC NEW	5.500 15MAR16 SR NT	340,802	338,764
JP MORGAN CHASE	6.750 01FEB11 6.75PCT 01FEB11	766,877	787,123
JP MORGAN CHASE COML MTG SECS	4.916 15AUG42 2005 LDP3 COML MTG CTF CL A2	448,045	441,339
JPMORGAN CHASE + CO	5.125 15SEP14 GLOBAL SUB HLDG CO NT	679,309	674,127
KRAFT FOODS INC	4.000 01OCT08 NT	835,161	812,701
KRAFT FOODS INC	5.250 01JUN07 NT	1,936,803	1,869,279
KRAFT FOODS INC	4.125 12NOV09 NT	567,843	549,934
KROGER CO	6.750 15APR12	406,194	396,726
KROGER CO	6.200 15JUN12 SR NT	1,180,701	1,149,410
KROGER CO	7.800 15AUG07 SR NT	270,040	264,681
L 3 COMMUNICATIONS CORP	6.375 15OCT15 SR SUB NT 144A	58,353	58,644
L 3 COMMUNICATIONS CORP	7.625 15JUN12 SR SUB NT	164,364	165,007
Lasmo USA Inc	7.500 30JUN06 GTD NT	316,814	298,021
LB UBS COML MTG TR	2.720 15MAR27 2003 C1 COML MTG CTF CL A 1	561,887	560,614
LB UBS COML MTG TR	4.647 16DEC11 2005 C3 COML MTG PASSTHRU A3	837,026	811,497
LB UBS COML MTG TR	4.201 15DEC29 2004 C8 COML MTG CTF CL A2	438,208	423,490
LB UBS COML MTG TR	3.992 15OCT29 2004 C7 MTG PASS CTF CL A 2	605,596	580,677
LEHMAN BROS INC	6.500 15APR08 NT	662,698	709,201
LEUCADIA NATL CORP	7.000 15AUG13 SR NT	233,475	229,114
LUBRIZOL CORP	4.625 01OCT09 SR NT	132,578	129,651
LUBRIZOL CORP	4.625 01OCT09 SR NT	234,955	230,491
LUBRIZOL CORP	6.500 01OCT34 SR DEB	332,931	352,935
MACH ONE 2004 1 LLC	3.890 28MAY40 COML MTG PASSTRU CTF CLA1 144A	307,956	301,855
MACK CALI REALTY LP	5.050 15APR10 NT	136,928	135,620
MACK CALI RLTY L P	5.125 15JAN15 NT	194,765	190,881
MARSH + MCLENNAN COS INC	5.750 15SEP15 SR NT	1,163,191	1,185,271
Masco Corp	5.875 15JUL12 SR NT	98,669	99,681
Masco Corp	4.800 15JUN15 NT	276,529	278,787

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

MASSMUTUAL GLOBAL FDG II MTN	3.800 15APR09 TRANCHE TR 00016 144A	146,782	142,463
MAY DEPT STORES CO	6.650 15JUL24 SR NT	441,418	463,598
MBNA CORP SR MTN	4.625 15SEP08 TRANCHE SR 00058	298,389	296,686
MBNA CORP SR MTN	6.125 01MAR13 TRANCHE SR 00056	105,610	103,905
MBNA CR Card Master NT TR	4.2 15SEP10 2005 1 NT CL A	1,295,410	1,298,027
MBNA Cr Card Master NT Tr	2.750 15OCT10 2003 6 NT CL A	258,755	257,544
MBNA CR CARD MASTER NT TR	2.750 15OCT10 2003 6 NT CL A	275,530	275,954
MEDCO HEALTH SOLUTIONS INC	7.250 15AUG13 SR NT	92,110	91,493
MEDPARTNERS INC	7.375 01OCT06 SR NT	1,676,931	1,623,392
MERRILL LYNCH + CO INC	4.250 08FEB10 TRANCHE TR 00456	1,465,590	1,429,689
MERRILL LYNCH + CO INC	4.790 04AUG10	661,401	653,961
MERRILL LYNCH MTG INVS INC	5.250 25AUG36 2005 A8 MTG PASS CTF CL A1C1	1,111,761	1,106,386
MERRILL LYNCH MTG INVS INC	4.090 25APR35 2004 SL1 MTG LN ASSET BKD CL A	3,792	3,792
MERRILL LYNCH MTG TR	4.166 12AUG39 SER 2004 KEY2 COML MTG CL A2	349,743	336,023
MERRILL LYNCH MTG TR	5.244 12NOV37 20056 CKI1 COML MTG PASS CL A6	333,083	337,847
MERRILL LYNCH MTG TR	5.223 12NOV37 2005 CKI1 COML MTG CTF A 2	197,043	198,205
MERRILL LYNCH MTG TR	4.960 12JUN10 2005 CIP1 MTG PASS CTF CL A2	270,939	267,921
METLIFE INC	5.375 15DEC12 SR NT	98,270	100,024
METLIFE INC	5.000 15JUN15 SR NT	928,337	912,996
MGM MIRAGE	6.000 01OCT09 SR NT	99,455	97,373
MID ST TR IV	8.330 01APR30 ASSET BACKED NT	961,535	967,674
MidAmerican Energy Hldgs Co	3.500 15MAY08 SR NT	667,404	658,505
MIDAMERICAN ENERGY HLDGS CO	5.875 01OCT12 SR NT	142,046	146,677
MidAmerican Fdg LLC	6.750 01MAR11 SR SECD NT	505,702	473,421
MOHEGAN TRIBAL GAMING AUTH	6.125 15FEB13 SR NT	181,273	178,100
MORGAN STANLEY ABS CAP I INC	2.617 25MAY34 2004 HE4 PASSTHRU CTF A 3 144A	66,597	66,540
MORGAN STANLEY CAP I INC	4.890 12JUN47 2005 TOP19 COML MTG CL A 4A	1,226,559	1,195,961
MORGAN STANLEY CAP I INC	3.940 13SEP45 2004 TP13 CML MTG PASS CL A2	1,076,645	1,048,091
MORGAN STANLEY CAP I INC	7.207 15DEC31 COML MTG CTF 1999 RM1 CL E	467,244	490,012
MORGAN STANLEY CAP I INC	7.542 15MAR30 COML MTG CTF 1998 HF1 CL E	535,512	512,326
MORGAN STANLEY GROUP INC	5.800 01APR07	442,657	415,733
MORGAN STANLEY GROUP INC	6.750 15APR11 GLOBAL NT	464,840	485,225
MOTOROLA INC	8.000 01NOV11	1,025,661	1,179,800
MOTOROLA INC	7.625 15NOV10 NT	29,089	28,320
NAVISTAR FINANCIAL CORP OWNER	3.530 15OCT12 SER 2004 B CL A4	956,849	946,416
NAVISTAR FINL 2002 A OWNER TR	4.760 15APR09 ASSET BKD NT CL A 4	774,385	774,371
NEVADA PWR CO	5.875 15JAN15 GEN + REF MTG NT SER L	63,997	63,201
New York Life Global Fdg Mtn	3.875 15JAN09 TRANCHE TR 00002 144A	759,044	742,234
NEWS AMER HLDGS INC	7.700 30OCT25 SR DEB	463,432	438,459
NEWS AMER INC	4.750 15MAR10 GTD SR NT	333,027	328,125
NEXTEL COMMUNICATIONS INC	5.900 15MAR14 SR SERIAL REDEEMABLE NT SER F	141,392	137,898
NIAGARA MOHAWK PWR CORP	7.750 01OCT08 SR NT SER G	267,794	261,546
NISOURCE FIN CORP	7.875 15NOV10 GTD NT	225,516	217,129
NISOURCE FIN CORP	5.250 15SEP17 GTD NT	341,700	333,580
NISSAN AUTO RECEIVABLES	3.210 16MAR09 SER 2003 C NT CL A5	92,799	90,923
NOMURA ASSET ACCEP CORP	4.855 25FEB35 2005 AP1 MTG PSSTH CTF II A 5	220,461	216,393
NOMURA ASSET ACCEP CORP	5.159 25MAR35 2005 WF1 MTG CTF CL II A 5	284,151	277,284
NOMURA ASSET ACCEP CORP	4.976 25JUL35 2005 AP2 MTG PASSTHRU CL A5	587,888	569,003
NORANDA INC	6.000 15OCT15 NT	202,886	197,883
NORFOLK SOUTHN CORP	6.750 15FEB11 SR NT	159,263	153,270
NORTHERN ROCK PLC MEDIUM TERM	5.600 30APR49 TRANCHE SR 00021	205,565	206,919
NORTHROP GRUMMAN CORP	7.125 15FEB11 NT	166,858	165,499
NUVEEN INVTS INC	5.000 15SEP10 SR NT	244,287	241,026
ONEOK INC NEW	5.200 15JUN15 NT	406,419	399,315
OPTEUM MTG ACCEP CORP	5.640 25NOV35 2005 5 ASSET BKD CTF CL II A1B	548,707	553,074
Pacific Gas + Elec Co	4.200 01MAR11 1ST MTG BD	268,759	258,829
PACIFIC GAS + ELEC CO	3.600 01MAR09 1ST MTG BD	176,202	169,254
PARK PLACE ENT	8.500 15NOV06 NT	118,939	110,606
PC FINL PARTNERSHIP	5.000 15NOV14 CTD SR NT	438,606	435,754
PEARSON DLR FIN PLC	4.700 01JUN09 GTD SR NT 144A	293,900	289,166
PEMEX PROJ FDG MASTER TR	6.125 15AUG08 GTD NT	1,174,977	1,199,340
PEPCO HLDGS INC	5.500 15AUG07 NT	51,696	49,289
PG+E Energy Recovery FDG LLC	3.870 25JUN11 2005 1 ENERGY RECOVERY BD A2	602,483	591,583
PG+E Energy Recovery FDG LLC	4.850 25JUN11 2005 2 ENERGY RECOVERY BD CL A1	269,691	269,583
PHILLIPS PETE CO	6.650 15JUL18 DEB	135,049	165,836
PHOENIX COS INC NEW	6.675 16FEB08 SR NT	113,808	113,738
POTASH CORP SASK INC	4.875 01MAR13 NT	316,662	310,531
PRAXAIR INC	6.375 01APR12 NT	414,568	445,264
PREMCOR REFNG GROUP INC	6.750 01FEB11 SR NT	1,563,478	1,556,846
PRIVATE EXPT FDG CORP	5.340 15MAR06 SECD NT SER M	387,513	358,118
PROGRESS ENERGY INC	7.100 01MAR11 SR NT	224,004	216,722
PROLOGIS TR	7.050 15JUL06 SR NT	119,753	118,567
PROVIDIAN GATEWAY OWNER TR	3.350 15SEP11 SER 2004 D CL A144A	406,824	405,718
PUBLIC SVC CO COLO	7.785 01OCT12 1ST COLL TR BD SER NO 8	154,066	171,104
PUBLIC SVC CO COLO	4.375 01OCT08 1ST COLL TR BD SER 14	156,588	154,810
QUEST DIAGNOSTICS INC	5.125 01NOV10 SR NT	200,492	201,141
Railcar Leasing LLC	6.750 15JUL06 SR SECD NT CL A1 144A	231,702	222,237
RAYTHEON CO	6.000 15DEC10 DEB	108,862	129,751
RAYTHEON CO	6.750 15AUG07 NT	114,223	102,391
RAYTHEON CO	5.500 15NOV12 NT	120,398	125,268
REGENCY CTRS L P	5.250 01AUG15 GTD NT	132,364	129,861
RENAISSANCEHOME EQUITY LN TR	4.190 25NOV34 2004 3 HOME LN EQTY CL AV 2A	1,650,818	1,655,933
REPUBLIC SVCS INC	6.086 15MAR35 NT	527,532	524,723
RESIDENTIAL ASSET MTG PRODS	4.150 25FEB26 2005 RS1 CL A II 1	251,598	251,660
RESIDENTIAL ASSET MTG PRODS IN	4.010 25JUN13 2004 SP1 LN BKD CTF CL AI 1	14,690	14,691
RESIDENTIAL ASSET SEC MTG PASS	4.340 25MAY33 SER 2003 KS3 CL A2	82,954	82,985
RESIDENTIAL ASSET SEC MTG PASS	4.200 25NOV32 SER 2002 KS7 CTF CL A II	119,256	119,161
RESIDENTIAL ASSET SEC MTG PASS	4.187 25OCT21 2004 KS7 MTG CTF CL A I 1	41,063	41,067

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

RESIDENTIAL CAP CORP	6.375 30JUN10 NT	872,597	886,122
RESIDENTIAL FDG MTG SECS II	4.460 25AUG16 HI2 HONE LN BKD NT CL A 2	244,899	240,290
RESIDENTIAL FDG MTG SECS INC	1.000 25APR33 2004 HS2 LN BKD NT CL AI1	1,186	1,185
RESONA BK	1.000 29SEP49 USD PERPTL SUB BD FIXED 144A	416,146	414,678
RPM INTL INC FORMERLY RPM INC	4.450 15OCT09 SR NT	268,073	263,075
RPM INTL INC FORMERLY RPM INC	6.250 15DEC13 SR NT	414,975	400,060
Russell Frank Co	5.625 15JAN09 GTD NT 144A	1,088,675	1,006,723
RYDER SYS INC MTN BK ENT	5.000 15JUN12 TRANCHE TR 00200	302,269	289,158
SAFEWAY INC	6.500 01MAR11 NT	77,784	76,098
SAFEWAY INC	4.800 16JUL07 NT	98,214	97,560
SAFEWAY INC	5.800 15AUG12 NT	234,211	221,590
SAFEWAY INC	7.250 01FEB31 DEB	343,935	327,775
SALOMON BROS MTG SECS VII INC	1.000 25JAN33 2003 CB1 MTG LN BKD CTF CL AF	411,518	409,036
SANWA BK LTD N Y BRH	7.400 15JUN11 SUB NT	111,397	108,199
SAPPI PAPIER HLDG AG	6.750 15JUN12 GTD NT 144A	261,252	229,263
SAXON ASSET SECS TR	4.297 25AUG32 2002 2 MTG LN AST BK CTF CLAV	9,157	9,159
SBC Communications Inc	5.300 15NOV10 Global NT	782,385	786,669
SBC Communications Inc	4.125 15SEP09 Global NT	166,538	160,739
SBC COMMUNICATIONS INC	4.125 15SEP09 GLOBAL NT	3,014,417	2,975,699
SBC COMMUNICATIONS INC	5.625 15JUN16 GLOBAL NT	269,206	271,120
SIMON PPTY GROUP L P	6.375 15NOV07 NT	172,057	170,214
SIMON PPTY GROUP L P	4.875 15AUG10 NT	420,086	415,492
SLM CORP	4.500 26JUL10 TRANCHE TR 00086	346,870	340,550
SLM CORP	5.000 01OCT13 TRANCHE 00031	763,439	760,240
SMALL BUSINESS ADMIN	7.060 01NOV19 DEB SER 1999 20 K	407,032	428,520
SMALL BUSINESS ADMIN	7.190 01DEC19 DEB SER 1999 20 L	743,563	795,165
SOUNDVIEW HOME LN TR	5.825 25MAY35 SER 2005 B ASSET BKD CTF CLM3	146,978	146,399
SOUTHERN CA EDISON CO	4.650 01APR15 1ST + REF MTG SER 2004 F	209,948	203,798
SOUTHTRUST CORP	5.800 15JUN14 SUB NT	117,399	122,409
SOVEREIGN BANCORP INC	4.800 01SEP10 SR NT 144A	453,459	456,152
SPECIALTY UNDERWRITING + RESID	3.610 25OCT35 2004 BC4 MTG CTF CL A2A	150,750	150,777
SPRINT CAP CORP	6.875 15NOV28 NT	419,166	535,338
SPRINT CAP CORP	6.375 01MAY09	684,403	706,806
SPRINT CAP CORP	6.900 01MAY19 NT	1,588,846	1,618,799
SPRINT CAP CORP	8.375 15MAR12 NT	173,046	164,664
SPRINT CAP CORP	6.00 15JAN07 GTD NT	342,948	346,302
SPRINT CAP CORP	7.625 30JAN07 GTD NT	354,425	378,180
SPRINT CAP CORP	8.750 15MAR32 NT	853,489	936,247
ST GEORGE BK LTD	5.300 15OCT15 SUB NT 144A	190,668	191,924
STATION CASINOS INC	6.000 01APR12 SR NT	214,712	215,029
STRUCTURED ASSET INVT LN TR	4.157 25FEB14 2005 1 MTG CTF CL A3 144A	48,449	48,453
STRUCTURED ASSET INVT LN TR	4.220 25MAY34 2004 5 MTG CTF CL A2	104,900	104,849
SUMITOMO MITSUI BKG CORP	1.000 29JUL49 US PERP SUB BD FIXED 144A	272,913	273,332
SWAPTION ( 317503G20 )	OCT06 4.25 Call	8,152	3,620
SWAPTION ( 317503G38 )	OCT06 4.3 Call	(8,057)	(4,303)
SWAPTION ( 317503HN3 )	APR06 4.5 Call	3,341	598
SWAPTION ( 317503HT0 )	APR06 4.54 Call	(4,380)	(1,145)
SWAPTION ( 317503J92 )	OCT06 4.25 Call	7,015	3,457
SWAPTION ( 317503JE1 )	MAY06 4.78 Call	(13,067)	(12,834)
SWAPTION ( 317503K33 )	OCT06 4.56 Call	(23,458)	(17,595)
SWAPTION ( 317503L32 )	OCT06 4.25 Call	10,494	5,292
SWAPTION ( 317503L40 )	OCT06 4.32 Call	(10,371)	(6,560)
SWAPTION ( 317503L57 )	OCT06 4.31 Call	(7,202)	(4,249)
SWAPTION (317503H26)	APR06 4.5 Call	(7,422)	(1,967)
SWAPTION (317503HP8)	APR06 4.54 Call	(3,570)	(805)
SWAPTION (317503HQ6)	OCT06 4.5 Call	5,497	2,635
SWAPTION (317503HR4)	OCT06 4.54 Call	(5,847)	(3,359)
SWAPTION (317503HU7)	APR06 4.5 Call	4,390	761
SWAPTION (317503HV5)	OCT06 4.54 Call	(4,642)	(2,688)
SWAPTION (317503HW3)	OCT06 4.5 Call	4,997	2,560
SWAPTION (317503JD3)	MAY06 4.75 Call	12,825	10,793
SWAPTION (317503K25)	OCT06 4.5 Call	23,869	15,210
SWAPTION (317503N97) FUTURES	AUG06 4.78 Call	(18,446)	(21,367)
SWAPTION (317503QC7) FUTURES	AUG06 4.75 Call	18,850	19,614
SWAPTION (317503FR6)	APR06 4.5 Call	7,525	1,357
SWEDISH KRONA	SWEDISH KRONA	125	123
TCI COMMUNICATIONS INC	7.875 15FEB26 DEB	67,679	84,823
TECK COMINCO LTD	7.000 15SEP12 NT	238,600	260,033
Telecom Italia Cap	4.000 15JAN10 GTD SR NT	578,105	569,953
TELECOM ITALIA CAP	5.250 15NOV13 GTD SR NT SER B	356,724	350,949
TELECOM ITALIA CAP	4.000 15JAN10 GTD SR NT	542,361	517,959
TELECOM ITALIA CAP	5.250 01OCT15 GTD SR NT	457,629	447,305
TEMPLE INLAND INC	6.625 15JAN18 SR NT	223,967	232,185
Texas Eastn Transmission Corp	7.300 01DEC10 NT	511,391	480,722
TEXTRON FINL CORP MTN	4.125 03MAR08 TRANCHE TR 00632	213,375	212,252
TEXTRON INC	6.375 15NOV08 NT	144,557	142,450
Tiaa Global Mkts Inc	3.875 22JAN08 NT 144A	997,371	960,147
TIME WARNER ENTMT CO L P	7.250 01SEP08 SR DEB	955,493	1,005,084
TIME WARNER INC	6.625 15MAY29 DEB	1,973,188	1,956,952
TIME WARNER INC	6.875 01MAY12 NT	555,314	516,302
Time Warner Inc.	6.625 15MAY29 DEB	769,143	784,687
TOBACCO SETTLEMENT AUTH IA	6.500 01JUN23 TAXABLE ASSET BKD SER A	117,582	118,241
Tricon Global Restaurants Inc	8.875 15APR11 SR NT	207,228	197,625
TXU AUSTRALIA HLDGS PTY LTD	6.150 15NOV13 GTD SR NT 144A	261,750	261,497
TXU ENERGY CO LLC	1.000 17JAN06 SR NT	146,978	146,972
TYCO INTL GROUP S A	5.800 01AUG06 NT	1,983,622	1,967,905
U S Bk Natl Assn Cincinnati OH	4.125 17MAR08 TRANCHE TR 00233	905,439	894,066
U S DEPT VETERAN AFFAIRS REMIC	6.000 15APR09 VENDEE MTG TR 2002 3 CL J	493,077	465,095

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

UFJ FIN ARUBA A E C	6.750 15JUL13 GTD NT	787,535	775,654
UNION OIL CO CA	5.050 01OCT12 GTD SR NT	230,275	229,301
Union Pac Corp	6.625 01FEB08 NT	737,052	684,266
UNION PAC CORP	3.625 01JUN10 NT	131,369	124,776
UNION PAC CORP	3.875 15FEB09 NT	390,801	378,679
UNITED AIRLS PASS THRU TRS	9.560 19OCT18 PASS THRU CTF SER 1995 A2	747,093	405,964
UNIVISION COMMUNICATIONS INC	7.850 15JUL11 SR NT	372,860	382,796
US DOLLAR	US DOLLAR	498,788	498,788
USA WASTE SVCS INC	7.000 15JUL28	92,039	99,356
VALERO ENERGY CORP NEW	6.875 15APR12 NT	338,543	336,319
Verizon Global Fdg Corp	7.250 01DEC10 NT	496,102	468,400
Verizon Global Fdg Corp	6.875 15JUN12 BD	417,599	420,607
VERIZON GLOBAL FDG CORP	4.900 15SEP15 NT	164,145	165,988
VERIZON GLOBAL FDG CORP	5.850 15SEP35 NT	306,450	297,441
Verizon Wireless Cap LLC	5.375 15DEC06 NT	548,960	517,327
Vodafone Airtouch PLC	7.750 15FEB10 NT	756,721	698,843
WACHOVIA CORP 2ND NEW	4.875 15FEB14 NT	818,650	800,717
Walmart Stores Inc	4.125 01JUL10 NT	430,790	417,783
Walmart Stores Inc	4.750 15AUG10 SR NT	205,660	204,437
WAMU MTG	4.078 25OCT33 2003 AR10 CTF CL A 6	490,673	478,791
WAMU MTG PASS THROUGH CTFS	1.000 25JUL44 2004 AR10 PASSTHRU CTF CL A2C	189,909	190,141
WAMU MTG PASS THROUGH CTFS	1.000 25JAN45 2005 AR2 MTG CL 2A 2A2	332,353	332,249
WAMU MTG PASS THROUGH CTFS	4.211 25AUG34 2004 AR9 MTG CTF CL A 7	328,536	326,304
WAMU MTG PASS THROUGH CTFS	4.682 25APR35 2005 AR4 MTG PASSTHRU CL A 4B	122,195	120,649
WASHINGTON MUT INC	4.000 15JAN09 NT	342,940	337,369
WASHINGTON MUT INC	4.625 01APR14 SUB NT	868,922	838,487
WASTE MGMT INC DEL	7.375 15MAY29 SR NT	32,006	40,079
WASTE MGMT INC DEL	7.375 01AUG10 SR NT	110,300	106,637
WASTE MGMT INC DEL	6.875 15MAY09 SR NT	547,553	521,721
WELLPOINT INC	3.750 14DEC07 NT	659,514	651,501
WELLPOINT INC	3.750 14DEC07 NT	84,200	82,396
WELLPOINT INC	4.250 15DEC09 NT	415,375	415,169
Wells Fargo + Co	4.125 10MAR08 SR NT	666,601	662,160
Wells Fargo + Co New	5.125 15FEB07 Global NT	219,743	206,749
Wells Fargo + Co New	5.000 15NOV14 SUB NT	87,012	87,234
WELLS FARGO + CO NEW	3.500 04APR08 GLOBAL NT	1,176,858	1,142,524
WELLS FARGO + CO NEW	6.375 01AUG11 SUB GLOBAL NT	291,570	273,066
Wells Fargo Finl Auto Owner Tr	4.280 15AUG08 2005 A ASSET BKD CTF CL A4	984,540	977,675
WESTVACO CORP	7.950 15FEB31 DEB	244,063	219,884
WEYERHAEUSER CO	6.750 15MAR12 NT	1,865,280	1,820,007
WEYERHAEUSER CO	7.375 15MAR32 DEB	277,410	261,435
WFS FINL 2003 2 OWNER TR	2.410 20DEC10 2003 2 CL A4 NT	412,020	405,301
WFS FINL 2004 2 OWNER TR	3.540 21NOV11 AUTO RECEIVABLE BKD NT CL A 4	1,969,963	1,926,074
WFS FINL 2004 4 OWNER TR	3.210 17MAY12 AUTO RECEIVABLE BKD NT CL C	336,939	330,166
WFS FINL 2005 2 ONER TR	4.570 17NOV12 AUTO RECEIVABLE BKD NT CL B	171,466	170,220
WFS FINL OWNER TR	2.500 17DEC07 AUTO REC BKD CL A 2 SER 2004 4	98,590	98,242
WPP FIN UK	5.875 15JUN14 NT	170,979	174,030
WYETH	5.500 01FEB14 SR NT	227,932	224,315
WYETH	5.500 01FEB14 SR NT	230,099	228,285
XCEL ENERGY INC	7.000 01DEC10 SR NT	233,952	226,728
XTO ENERGY INC	7.500 15APR12 SR NT	479,840	465,814
ZIONS BANCORP	5.500 16NOV15	155,505	157,934
ZIONS BANCORPORATION	6.000 15SEP15 SUB NT	410,732	430,073

Corporate and Other Obligations			235,782,419

Commingled Investments
PIMCO FDS PAC INV MGMT	Private Acct Portfolio	225,026	225,602
PIMCO FDS PAC INVT MGMT SER	Emerging Mkts Portfolio	6,042,661	6,286,612
PIMCO FDS PAC INVT MGMT SER	High Yield Portfolio Instl CL	1,175,823	1,170,129
PIMCO FDS PAC INVT MGMT SER	Intl Portfolio Instl CL	2,725,349	2,292,681
PIMCO FDS PAC INVT MGMT SER	Invt Grade Corp Port Instl CL	7,481,636	7,025,813
PIMCO FDS PAC INVT MGMT SER	Mtg Portfolio Instl CL	14,837,588	14,549,808
PIMCO FDS PAC INVT MGMT SER	Real Return BD Portfolio CL	2,573,091	2,354,115
PIMCO FDS PAC INVT MGMT SER	Short Term Portfolio Instl CL	15,187,428	15,022,341
PIMCO FDS PAC INVT MGMT SER	US Govt Sector Port Instl CL	8,971,221	8,685,478

Commingled Investments			57,612,579

Benefit Responsive Interest Rate Wrapper Contracts
Aegon Institutional Markets	Open Ended Maturity		(29,587,357)
Bank of America NT & SA	Open Ended Maturity		(20,143,686)

Benefit Responsive Interest Rate Wrapper Contracts			(49,731,043)

Synthetic Guaranteed Investment Contracts			$571,960,001

Commingled Investments:

ALLIANCE RESOURCE PARTNERS L P UNIT LTD PARTNER INT	Commingled Investments		7,743
ANNALY MORTGAGE MANAGEMENT INC	Commingled Investments		2,735
BP PRUDHOE BAY RTY TR UNIT BEN INT	Commingled Investments		6,876
CROSS TIMBERS ROYALTY TRUST	Commingled Investments		656
Daily EAFE Fund	Commingled Investments		66,909,749
ENTERPRISE PRODUCTS PPTNS LP	Commingled Investments		2,401
FOSTER WHEELER LTD SER B ON SHS WTS EXP 09/24/2007	Commingled Investments		1,010
HUGOTON RTY TR TEX UNIT BEN INT	Commingled Investments		4,151

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

KINDER MORGAN ENERGY PARTNERS L P	Commingled Investments	20,623
MAGELLAN MIDSTREAM PARTNERS LP COM UNIT REPSTG LTD PARTNER INT	Commingled Investments	1,612
NASDAQ 100 TR UNIT SER 1	Commingled Investments	126,049
NEW PLAN EXCEL REALTY TR INC	Commingled Investments	4,636
REDBACK NETWORKS INC $5.00 WTS EXP 01/05/2011	Commingled Investments	79
REDBACK NETWORKS INC $9.50 WTS EXP 01/02/2011	Commingled Investments	155
REDWOOD TRUST INC	Commingled Investments	9,490
S & P 500 DEPOSITORY RECEIPT	Commingled Investments	79,686
S&P 500 Flagship Fund	Commingled Investments	171,590,245
SAN JUAN BASIN RTY TR UNIT BEN INT	Commingled Investments	7,120
T C PIPELINES VALUE REFLECTS THE TRADING PRICE ON NATIONAL EXCHANGE OR NASDA	Commingled Investments	1,943
US Small Cap Index Futures Fd CMT4	Commingled Investments	59,850,201
WEINGARTEN RLTY INVS SH BEN INT	Commingled Investments	7,561

Commingled Investments		$298,634,721

Registered Investment Companies:

ABN AMRO TALON MID CAP CL N	Registered Investment Company	11,410
AEGIS VALUE FUND INC	Registered Investment Company	67,128
AIM ENERGY CLASS A	Registered Investment Company	11,655
AIM GLOBAL VALUE CLASS A	Registered Investment Company	988
AIM LEISURE INVESTOR CLASS	Registered Investment Company	297
AIM MULTI SECTOR CLASS C	Registered Investment Company	26,078
AIM REAL ESTATE CLASS C	Registered Investment Company	35,517
ALLIANZ OCC VALUE INSTITUTIONAL N/C	Registered Investment Company	5,783
ALLIANZ RCM BIOTECH FUND CLASS D	Registered Investment Company	370
ALLIANZ RCM HEALTHCARE FD CL D	Registered Investment Company	58,482
ALLIANZ RCM TECH INSTL CL	Registered Investment Company	13,163
ALLIANZ RCM TECHNOLOGY CL D	Registered Investment Company	1,527
ALPINE DYNAMIC DIVID FUND	Registered Investment Company	1,020
ALPINE US REAL ESTATE EQUITY Y	Registered Investment Company	7,955
AMERICAN BEACON SMALL CAP VAL INSTL	Registered Investment Company	29,479
AMERICAN CAPITAL INCOME BUILDER CL F	Registered Investment Company	26,300
AMERICAN CAPITAL WORLD GROWTH & INC F	Registered Investment Company	12,001
AMERICAN CENTURY EQUITY INCOME	Registered Investment Company	26,715
AMERICAN EUROPACIFIC GROWTH CLASS F	Registered Investment Company	49,372
AMERICAN FUNDAMENTAL INVESTORS CL F	Registered Investment Company	12,459
AMERICAN FUNDAMENTAL INVESTORS CLASS A	Registered Investment Company	19,281
AMERICAN GROWTH FUND OF AMERICA CLASS A	Registered Investment Company	10,727
AMERICAN GROWTH FUND OF AMERICA CLASS F	Registered Investment Company	23,592
AMERICAN HIGH-INCOME CLASS F	Registered Investment Company	32,178
AMERICAN INCOME FUND OF AMERICA CLASS F	Registered Investment Company	4,185
AMERISTOCK MUTUAL FUND	Registered Investment Company	53,246
ARIEL APPRECIATION	Registered Investment Company	240,549
ARIEL FUND	Registered Investment Company	128,530
ARTISAN INTERNAT’L	Registered Investment Company	76,405
ARTISAN MID CAP	Registered Investment Company	31,213
ARTISAN MID CAP VALUE	Registered Investment Company	9,323
ATLANTIC WHITEHALL GROWTH N/C	Registered Investment Company	2,396
BARON GROWTH	Registered Investment Company	443
BARON PARTNERS FUND	Registered Investment Company	13,597
BBH INFLATION INDEXED SECURITIES N	Registered Investment Company	6,013
BERKSHIRE FOCUS FUND	Registered Investment Company	39,218
BJURMAN MICRO CAP GROWTH	Registered Investment Company	4,656
BLACK OAK EMERGING TECHNOLOGY FUND	Registered Investment Company	165
BLACK ROCK ALL CAP GLOBAL RES PORT CL A	Registered Investment Company	5,812
BRANDYWINE BLUE	Registered Investment Company	115,051
BRAZOS MICRO CAP FUND CL Y	Registered Investment Company	559
BRIDGEWAY AGGRESSIVE INVESTOR 1	Registered Investment Company	72,493
BRIDGEWAY AGGRESSIVE INVESTOR 2	Registered Investment Company	121,599
BRIDGEWAY SMALL CAP GROWTH CL N	Registered Investment Company	27,220
BROWN CAPITAL MGMT SMALL COMPANY INST.	Registered Investment Company	2,725
BUFFALO SMALL CAP GROWTH	Registered Investment Company	62,098
CALAMOS GROWTH & INCOME CL C	Registered Investment Company	49,416
CALAMOS GROWTH CLASS A	Registered Investment Company	66,870
CALAMOS GROWTH FUND CLASS C	Registered Investment Company	42,362
CALVERT SOCIAL INVST BALANCED CLASS A	Registered Investment Company	53,254
CAUSEWAY INTERNATNAL VALUE INVESTOR	Registered Investment Company	27,314
CHESAPEAKE CORE GROWTH FUND	Registered Investment Company	15,036
CLIPPER	Registered Investment Company	139,525
COHEN & STEERS REALTY SHARES	Registered Investment Company	31,561
COLUMBIA ACORN CLASS Z	Registered Investment Company	4,638
CRM MID CAP VALUE INVESTOR SHARES	Registered Investment Company	1,714
CRM MID-CAP VALUE FD-INSTITUTIONAL	Registered Investment Company	6,229
DELAWARE EMERGING MARKETS CLASS A	Registered Investment Company	13,339
DODGE & COX BALANCE	Registered Investment Company	128,200
DODGE & COX INCOME	Registered Investment Company	122,022
DODGE & COX INTERNATL STOCK FUND	Registered Investment Company	146,652
DODGE & COX STOCK	Registered Investment Company	234,901
DREYFUS MIDCAP VALUE FUND	Registered Investment Company	11,742
DREYFUS PREMIER EMERGING MARKTS CL A	Registered Investment Company	21,905
DREYFUS PREMIER ENTERPRISE CL B	Registered Investment Company	6,041
DREYFUS PREMIER LTD TERM INCOME CL R	Registered Investment Company	3,290
DREYFUS PREMIER S&P STARS OPP FD CL R	Registered Investment Company	24,957
DRIEHAUS INTERNATL DISCOVERY	Registered Investment Company	16,812
EATON VANCE WORLDWIDE HEALTH SCIENCES CLASS A	Registered Investment Company	1,550
EXCELSIOR REAL ESTATE	Registered Investment Company	42,764

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

EXCELSIOR VALUE 3AND RESTRUCTURING	Registered Investment Company	8,415
EXETER PRO-BLEND MAXIMUM TERM SERIES	Registered Investment Company	717
FAIRHOLME FUND	Registered Investment Company	42,052
FAM VALUE	Registered Investment Company	55,195
FBR SMALL CAP CLASS	Registered Investment Company	10,388
FBR SMALL CAP FINANCIAL CLASS	Registered Investment Company	13,939
FIDELITY ADVISOR DIVERSIFIED INT’L I	Registered Investment Company	13,325
FIDELITY CANADA	Registered Investment Company	1,064
FIDELITY CAPITAL APPRECIATION	Registered Investment Company	13,238
FIDELITY CONTRAFUND	Registered Investment Company	304,243
FIDELITY CONVERTIBLE SECURITIES	Registered Investment Company	18,504
FIDELITY DIVERSIFIED INTERNATIONAL	Registered Investment Company	101,484
FIDELITY DIVIDEND GROWTH	Registered Investment Company	276,743
FIDELITY EXPORT & MULTINATIONAL	Registered Investment Company	23,446
FIDELITY INTERN’TL SMALL CAP	Registered Investment Company	21,270
FIDELITY INT’L DISCOVERY	Registered Investment Company	6,789
FIDELITY JAPAN	Registered Investment Company	7,936
FIDELITY JAPAN SMALLER COMPANIES	Registered Investment Company	1,821
FIDELITY LARGE CAP STOCK	Registered Investment Company	8,502
FIDELITY LATIN AMERICA	Registered Investment Company	34,860
FIDELITY LEVERAGED COMPANY STOCK	Registered Investment Company	30,501
FIDELITY LOW PRICED STOCK	Registered Investment Company	61,276
FIDELITY MID CAP STOCK	Registered Investment Company	36,518
FIDELITY NEW MARKETS INCOME	Registered Investment Company	5,092
FIDELITY REAL ESTATE INVESTMENT	Registered Investment Company	57,609
FIDELITY SELECT ENERGY	Registered Investment Company	4,361
FIDELITY SELECT GOLD	Registered Investment Company	7,391
FIDELITY SELECT MEDICAL DELIVERY	Registered Investment Company	44,652
FIDELITY SELECT MEDICAL EQUIP&SYSTEM	Registered Investment Company	19,269
FIDELITY SELECT NATURAL GAS	Registered Investment Company	45,824
FIDELITY SELECT WIRELESS PORTFOLIOS	Registered Investment Company	1,357
FIDELITY SHORT TERM BOND	Registered Investment Company	8,656
FIDELITY SMALL CAP GROWTH	Registered Investment Company	2,060
FIDELITY SMALL CAP STOCK	Registered Investment Company	12,198
FIDELITY STRATEGIC DIVIDEND & INCOME	Registered Investment Company	24,698
FIDELITY STRATEGIC INCOME	Registered Investment Company	43,015
FIDELITY US BOND INDEX	Registered Investment Company	16,352
FIDELITY VALUE	Registered Investment Company	13,457
FIDELITY WORLDWIDE	Registered Investment Company	7,595
FIRST EAGLE GLOBAL CLASS C	Registered Investment Company	5,731
FIRSTHAND GLOBAL TECHNOLOGY	Registered Investment Company	217
FIRSTHAND TECHNOLOGY VALUE	Registered Investment Company	418
FORUM POLARIS GLOBAL VALUE	Registered Investment Company	5,082
FRANKLIN INCOME CLASS C	Registered Investment Company	37,932
FRANKLIN NATURAL RESOURCES A	Registered Investment Company	3,742
FRANKLIN REAL ESTATE SECURITIES CLASS C	Registered Investment Company	50,594
FRANKLIN UTILITIES CLASS A	Registered Investment Company	963
FUNDX STOCK UPGRADE FUND	Registered Investment Company	1,041
GABELLI EQUITY INCOME FUND	Registered Investment Company	10,609
GABELLI GROWTH SHARES BEN INT	Registered Investment Company	7,444
GABELLI UTILITIES FUND CLASS C	Registered Investment Company	4,910
GARTMORE MICRO CAP EQUITY CLASS A	Registered Investment Company	5,699
GOLDMAN SACHS ASSET ALLOC GROWTH STRAT C	Registered Investment Company	12,201
GUINNESS ATKINSON CHINA & HONG KONG	Registered Investment Company	2,112
GUINNESS ATKINSON GLOBAL ENERGY	Registered Investment Company	3,792
HANCOCK HORIZON BURKENROAD FUND CL D	Registered Investment Company	72,765
HARBOR INTERNATIONAL	Registered Investment Company	41,004
HARRIS INSIGHT SMALL CAP VALUE CLASS N	Registered Investment Company	3,524
HEARTLAND VALUE	Registered Investment Company	16,789
HENNESSY CORNERSTONE GROWTH	Registered Investment Company	15,876
HENNESSY CORNERSTONE GROWTH FD SERIES II	Registered Investment Company	6,959
HUSSMAN STRATEGIC GROWTH	Registered Investment Company	13,276
ICAP INTERNATIONAL FUND	Registered Investment Company	1,068
ICON ENERGY	Registered Investment Company	32,147
ICON HEALTHCARE	Registered Investment Company	9,978
ISHARES TR NASDAQ BIOTECHNOLOGY INDEX FD	Registered Investment Company	3,476
ISHARES TR S&P 500 INDEX FD	Registered Investment Company	24,934
IVY GLOBAL NATURAL RESOURCES CLASS C	Registered Investment Company	5,735
JANUS CORE EQUITY FUND	Registered Investment Company	74,722
JANUS FLEXIBLE BOND	Registered Investment Company	70,946
JANUS GROWTH AND INCOME	Registered Investment Company	11,172
JANUS INTECH RISK MANAGED STOCK FUND	Registered Investment Company	21,720
JANUS MERCURY	Registered Investment Company	2,174
JANUS MID CAP VALUE INVST SHS	Registered Investment Company	87,462
JENNISON UTILITY CL C	Registered Investment Company	489
JP MORGAN MID CAP VALUE INSTL	Registered Investment Company	26,125
JULIUS BAER INT’L EQUITY A	Registered Investment Company	43,732
KINETICS SMALL CAP OPPORTUNITIES	Registered Investment Company	4,562
LONGLEAF PARTNERS	Registered Investment Company	35,384
LOOMIS SAYLES BOND INSTL	Registered Investment Company	14,998
LOOMIS SAYLES GLOBAL BOND RETAIL	Registered Investment Company	4,419
LORD ABBETT AFFILIATED CLASS C	Registered Investment Company	27,167
LORD ABBETT RESEARCH SMALL CAP CLASS C	Registered Investment Company	42,389
MANAGERS FREMONT MICRO-CAP FUND N/C	Registered Investment Company	57,147
MANAGERS INTERMEDIAT DURATION GOVERNMENT	Registered Investment Company	23,095
MARSICO FOCUS	Registered Investment Company	31,313
MARSICO GROWTH FUND	Registered Investment Company	84,855
MASTERS SELECT EQUITY	Registered Investment Company	60,902

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

MATRIX ADVISORS VALUE	Registered Investment Company	5,330
MATTHEWS CHINA FUND	Registered Investment Company	26
MATTHEWS PACIFIC TIGER FUND	Registered Investment Company	112,217
MERIDIAN GROWTH FUND	Registered Investment Company	166,944
MERIDIAN VALUE FUND	Registered Investment Company	9,797
MFS HIGH YIELD OPPORTUNITIES CL C	Registered Investment Company	39,781
MFS INTERNATIONAL NEW DISCOVERY CL C	Registered Investment Company	28,181
MFS MID CAP VALUE CLASS C	Registered Investment Company	22,229
MFS RESEARCH BOND CL C	Registered Investment Company	46,416
MFS TOTAL RETURN CLASS C	Registered Investment Company	31,301
NEEDHAM GROWTH FUND	Registered Investment Company	1,925
NEUBERGER BERMAN GENESIS TRUST CLASS	Registered Investment Company	37,951
NUVEEN QUALITY PFD INCOME FD 2	Registered Investment Company	143,360
OAKMARK EQUITY & INCOME FD	Registered Investment Company	217,460
OAKMARK FUND	Registered Investment Company	354,777
OAKMARK INTERNAT’L	Registered Investment Company	51,317
OAKMARK INTERNAT’L SMALL CAP	Registered Investment Company	5,653
OAKMARK SELECT	Registered Investment Company	76,323
OIL & GAS ULTRA SECT PRO FDS -INVESTOR	Registered Investment Company	865
OLD MUTUAL MID CAP FUND CL Z N/C	Registered Investment Company	4,335
OPPENHEIMER INT’L BOND CLASS C	Registered Investment Company	39,861
OPPENHEIMER MIDCAP CLASS C	Registered Investment Company	22,662
OPPENHEIMER REAL ASSET CLASS A	Registered Investment Company	2,223
OPPENHEIMER SMALL & MID CAP VALUE CL C	Registered Investment Company	22,327
PIMCO ALL ASSET INST CLASS	Registered Investment Company	58,605
PIMCO COMMODITY REAL RETURN INST	Registered Investment Company	48,219
PIMCO FOREIGN BOND F D (UNHEDGED) INST CL	Registered Investment Company	18,795
PIMCO REAL RETURN CLASS C	Registered Investment Company	51,410
PIMCO SHORT TERM INSTITUTIONAL	Registered Investment Company	38,134
PIN OAK AGGRESSIVE STOCK	Registered Investment Company	464
POTOMAC US SHORT	Registered Investment Company	5,822
PRO FUNDS ULTRA SHRT SMALL CAP- SERV SHS	Registered Investment Company	1,186
PRUDENT GLOBAL INC FUNDS	Registered Investment Company	45,815
RED OAK TECHNOLOGY SELECT	Registered Investment Company	296
ROYCE LOW PRICED STOCK FD-SERVICE CL	Registered Investment Company	163,149
ROYCE MICROCAP INVESTMENT CLASS	Registered Investment Company	126,434
ROYCE OPPORTUNITY FUND INVEST CLASS	Registered Investment Company	97,494
ROYCE PENNSYLVANIA MUTUAL INVST CLASS	Registered Investment Company	119,882
ROYCE PREMIER FUND INVESTMENT CL	Registered Investment Company	32,136
ROYCE SPECIAL EQUITY INVESTMENT CL	Registered Investment Company	5,232
ROYCE TOTAL RETURN FD INVESTMENT CL	Registered Investment Company	107,866
ROYCE VALUE FUND SERVICE CL	Registered Investment Company	9,767
RS GLOBAL NATURAL RESOURCES	Registered Investment Company	7,428
RS PARTNERS	Registered Investment Company	4,983
RS VALUE FUND	Registered Investment Company	3,062
RYDEX BIOTECHNOLOGY INV CLASS	Registered Investment Company	387
RYDEX UTILITIES INVESTOR CLASS	Registered Investment Company	4,587
SELECTED AMERICAN SHARES CL S	Registered Investment Company	59,325
SKYLINE SPECIAL EQUITIES	Registered Investment Company	6,058
SOUND SHORE FD INC	Registered Investment Company	24,454
SPARTAN 500 INDEX INVESTOR CLASS	Registered Investment Company	9,002
SPRTN TOTAL MKT INDX INVESTOR CLASS	Registered Investment Company	32,519
* SSGA AGGRESSIVE EQUITY	Registered Investment Company	7,633
* SSGA EMERGING MARKETS	Registered Investment Company	45,301
* SSGA LIFE SOLUTIONS GROWTH FUND	Registered Investment Company	5,196
* SSGA LIFE SOLUTIONS INCOME & GROWTH FD	Registered Investment Company	819
* SSGA SMALL CAP EQUITY	Registered Investment Company	30
* SSGA TUCKERMAN ACTIVE REIT	Registered Investment Company	7,028
STRATEGIC PARTNERS MODERATE ALLOCAT C	Registered Investment Company	11,844
T ROWE PRICE CAP APPRECIATION	Registered Investment Company	73,999
T ROWE PRICE CORPORATE INCOME	Registered Investment Company	2,004
T ROWE PRICE EMERG EURO & MEDITERRANEAN	Registered Investment Company	104,613
T ROWE PRICE EQUITY INCOME	Registered Investment Company	132,681
T ROWE PRICE HEALTH SCIENCES	Registered Investment Company	91,965
T ROWE PRICE HIGH YIELD BOND	Registered Investment Company	6,514
T ROWE PRICE INTERNATIONAL BOND	Registered Investment Company	3
T ROWE PRICE INTL DISCOVERY FUND	Registered Investment Company	3,042
T ROWE PRICE INT’L EMERGING MARKET BOND	Registered Investment Company	3,737
T ROWE PRICE INT’L JAPAN	Registered Investment Company	2,696
T ROWE PRICE LATIN AMERICA FUND	Registered Investment Company	40,154
T ROWE PRICE MEDIA & TELECOMMUNICATIONS	Registered Investment Company	24,785
T ROWE PRICE MID CAP GROWTH	Registered Investment Company	1,354
T ROWE PRICE MID CAP VALUE	Registered Investment Company	198,678
T ROWE PRICE NEW ERA	Registered Investment Company	17,996
T ROWE PRICE NEW HORIZONS FD INC	Registered Investment Company	1,541
T ROWE PRICE REAL ESTATE FUND	Registered Investment Company	3,159
T ROWE PRICE SMALL CAP STOCK	Registered Investment Company	3,963
TCW CONV SECS CL I	Registered Investment Company	6,817
TEMPLETON DEVELOPING MARKETS ADVISOR CL	Registered Investment Company	31,105
THIRD AVENUE INTL VALUE	Registered Investment Company	23,067
THIRD AVENUE REAL ESTATE VALUE	Registered Investment Company	82,334
THIRD AVENUE SMALL CAP VALUE	Registered Investment Company	23,981
THIRD AVENUE VALUE	Registered Investment Company	74,474
THOMPSON PLUMB GROWTH FUND	Registered Investment Company	46,441
TIMOTHY PLAN AGG GROWTH CL C	Registered Investment Company	867
TIMOTHY PLAN CONSERV GROWTH CL C	Registered Investment Company	9,812
TIMOTHY PLAN FIXED INCOME CLASS C	Registered Investment Company	3,194
TIMOTHY PLAN STRATEGIC GROWTH CL C	Registered Investment Company	1,901

Baxter International Inc. and Subsidiaries Incentive Investment Plan
Schedule H, Line 4i - Schedule of Assets (Held at End of Year) December 31, 2005	Schedule I

TOCQUEVILLE GOLD FUND	Registered Investment Company	54,911
TRANSAMERICA PREMIER BALANCED	Registered Investment Company	327
TWEEDY BROWNE GLOBAL VALUE FUND	Registered Investment Company	164,489
ULTRA BEAR PRO FUND INVESTORS SHARES	Registered Investment Company	12,322
ULTRA JAPAN PRO FUND INVESTORS SHS	Registered Investment Company	50,956
UMB SCOUT SMALL CAP	Registered Investment Company	5,414
US GLOBAL REGION EAST EUROPEAN	Registered Investment Company	85,601
US GLOBAL RESOURCES	Registered Investment Company	29,048
UTILITIES ULTRA SECTOR PRO FUND INV	Registered Investment Company	756
VALUE LINE EMERGING OPPORTUNITY	Registered Investment Company	39,609
VALUE LINE LEVERAGED GROWTH INC	Registered Investment Company	47,619
VANGUARD BOND INDEX TOTAL MARKET	Registered Investment Company	67,574
VANGUARD DIVIDEND GROWTH	Registered Investment Company	3,467
VANGUARD ENERGY	Registered Investment Company	145,990
VANGUARD EUROPEAN STOCK INDEX	Registered Investment Company	3,730
VANGUARD EXPLORER	Registered Investment Company	11,228
VANGUARD FIXED INC HIGH YIELD CORP	Registered Investment Company	4,004
VANGUARD GLOBAL EQUITY	Registered Investment Company	35,066
VANGUARD GNMA	Registered Investment Company	23,426
VANGUARD INDEX TRUST S&P 500 PORT	Registered Investment Company	268,379
VANGUARD INDEX TRUST SMALL CAP GROWTH	Registered Investment Company	51,549
VANGUARD INFLATION PROTECTED SECS	Registered Investment Company	54,253
VANGUARD INTERMED TERM TAX EXEMPT	Registered Investment Company	1,001
VANGUARD INTER-TERM BOND INDEX PORT	Registered Investment Company	49,447
VANGUARD LIFE STRAT MODERATE GROWTH	Registered Investment Company	65,751
VANGUARD MID CAP INDEX	Registered Investment Company	149,293
VANGUARD MID-CAP GROWTH FUND	Registered Investment Company	5,117
VANGUARD PACIFIC STOCK INDEX	Registered Investment Company	64,125
VANGUARD PRECIOUS METALS & MINING FUND	Registered Investment Company	50,870
VANGUARD REIT INDEX FUND	Registered Investment Company	101,710
VANGUARD SELECTED VALUE FUND	Registered Investment Company	5,726
VANGUARD SHORT TERM BOND INDEX	Registered Investment Company	85,847
VANGUARD SHORT TERM INVMT GRADE INVESTOR	Registered Investment Company	18,628
VANGUARD SMALL CAP STOCK INDEX TRUST	Registered Investment Company	48,327
VANGUARD STRATEGIC EQUITY	Registered Investment Company	53,009
VANGUARD TARGET RET 2035 FD INVESTOR CL	Registered Investment Company	99,356
VANGUARD TOTAL INTL STOCK INDEX FUND	Registered Investment Company	12,417
VANGUARD TOTAL STOCK MARKET	Registered Investment Company	42,793
VANGUARD US VALUE	Registered Investment Company	12,355
VANGUARD WELLINGTON FUND	Registered Investment Company	132,498
VANGUARD WINDSOR II	Registered Investment Company	108,288
VANGUARD WINDSOR II ADMIRAL	Registered Investment Company	99,409
VANGUARD/WELLESLEY INCOME	Registered Investment Company	121,561
VICE FUND	Registered Investment Company	11,806
WASATCH CORE GROWTH	Registered Investment Company	16,816
WASATCH HERITAGE GROWTH FUND	Registered Investment Company	7,339
WASATCH SMALL CAP GROWTH	Registered Investment Company	15,476
WASATCH SMALL CAP VALUE	Registered Investment Company	46,792
WEITZ PARTNERS VALUE	Registered Investment Company	35,102
WEITZ VALUE	Registered Investment Company	51,995
WELLS FARGO ASIA PACIFIC FD-INVESTOR	Registered Investment Company	19,779
WELLS FARGO C&B MID CAP VALUE FD CL D	Registered Investment Company	7,038
WESTWOOD EQUITY RETAIL CLASS	Registered Investment Company	87,100
WHITE OAK SELECT GROWTH FUND	Registered Investment Company	1,001
WILLIAM BLAIR INT’L GROWTH CLASS N	Registered Investment Company	8,806
YACKTMAN FUND	Registered Investment Company	3,115

Registered Investment Companies		$11,663,581

* Participant Loans	Interest rates range from 5.00% to 10.00%	$29,575,488

Collateral Held on Loaned Securities		$126,971,898

Total Investments		$1,606,210,984

*	Party-in-interest

**	Investments underlying the Stable Income Fund, General Equity Fund and Composite Fund are considered non-participant-directed for purposes of reporting cost information within this schedule. All other investments are considered to be participant-directed, for which cost information is not required to be reported.

Baxter-International Inc. and Subsidiaries

Incentive Investment Plan

Schedule H, Line 4j — Schedule of Reportable Transactions

Year Ended December 31, 2005	Schedule II

					Current Value
					of Asset on
		Purchase	Selling	Cost of	Transaction	Net Gain
Identity of Party Involved	Description of Asset	Price	Price	Asset	Date	or (Loss)

State Street Bank and Trust Company Short-Term Investment Fund	Interest-bearing cash	$419,427,072	$420,402,365	$420,402,365	$839,829,437	$—

SIGNATURE
Pursuant to the requirements of the Securities and Exchange Act of 1934, the Plan Administrator has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized.

BAXTER INTERNATIONAL INC. AND SUBSIDIARIES INCENTIVE INVESTMENT PLAN

Date: June 28, 2006	By:	/s/ Robert M. Davis
Robert M. Davis
Corporate Vice President and Chief Financial Officer